ASSET PURCHASE AGREEMENT
                                  BY AND AMONG

                                  WEAR-TV, LTD.
                            ROLLINS TELECASTING, INC.
                                  WNNE-TV, INC.
                                   KOKH, INC.
                                   WCHS, LTD.
                                  WVAE-FM, INC.
                                  KCFX-FM, INC.
                      HERITAGE-WISCONSIN BROADCASTING CORP.
                                   KKSN, INC.
                                   WBBF, INC.
                                 WIL MUSIC, INC.
                                       and
                                  KIHT-FM, INC.

                                   as Sellers
                                       AND
                         SINCLAIR BROADCAST GROUP, INC.
                                    as Buyer



                            Dated as of July 16, 1997


Portions  of  this  exhibit  have  been  omitted   pursuant  to  a  request  for
confidential treatment. The omitted portions, marked * and [ ], have been separately filed with the Commission.


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                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----
ARTICLE 1. DEFINITIONS AND REFERENCES...................................     4

ARTICLE 2. SALE AND PURCHASE OF ASSETS..................................     4
  2.1.    Asset Sale and Purchase of Assets.............................     4
  2.1.1.  FCC Licenses..................................................     4
  2.1.2.  Real and Leased Property Interests............................     5
  2.1.3.  Tangible Personal Property....................................     5
  2.1.4.  Intellectual Property.........................................     5
  2.1.5.  Program Contracts.............................................     5
  2.1.6.  Trade-out Agreements..........................................     6
  2.1.7.  Broadcast Time Sales Agreement................................     6
  2.1.8.  Operating Contracts...........................................     6
  2.1.9.  Vehicles......................................................     6
  2.1.10. Files and Records.............................................     6
  2.1.11. Auxiliary Facilities..........................................     7
  2.1.12. Permits and Licenses..........................................     7
  2.1.13. Goodwill......................................................     7
  2.2.    Excluded Assets...............................................     7
  2.2.1.  Cash..........................................................     7
  2.2.2.  Accounts Receivable...........................................     7
  2.2.3.  Personal Property Disposed Of.................................     8
  2.2.4.  Insurance.....................................................     8
  2.2.5.  Employee Plans and Assets.....................................     8
  2.2.6.  Right to Tax Refunds..........................................     8
  2.2.7.  Certain Books and Records.....................................     8
  2.2.8.  Third-Party Claims............................................     8
  2.2.9.  Rights Under this Agreement...................................     8
  2.2.10. Names.........................................................     9
  2.2.11. Deposit and Prepaid Expenses..................................     9
  2.2.12. Miscellaneous Excluded Assets.................................     9
  2.3.    Escrow Deposit................................................     9
  2.4.    Purchase Price................................................     9
  2.5.    Payment of Purchase Price at Closing..........................     9
  2.6.    Special Terms for Class A Stations............................    10
  2.7.    Special Terms for Class B Stations............................    14
  2.8.    Proration Amount..............................................    16
  2.9.    Allocation of Base Purchase Price and Deposit.................    19
  2.10.   Assumption of Liabilities.....................................    21
  2.11.   News Corp. Guaranty...........................................    22

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ARTICLE 3. REPRESENTATIONS AND WARRANTIES BY SELLERS....................    22
  3.1.    Organization and Standing.......................................  22
  3.2.    Authorization...................................................  23
  3.3.    Compliance with Laws............................................  23
  3.4.    Consents and Approvals; No Conflicts............................  23
  3.5.    Financial Statements; Undisclosed Liabilities...................  24
  3.6.    Absence of Certain Changes or Events............................  24
  3.7.    Absence of Litigation...........................................  25
  3.8.    Assets..........................................................  25
  3.9.    FCC Matters.....................................................  25
  3.10.   Real Property...................................................  26
  3.11.   Intellectual Property...........................................  26
  3.12.   Station Contracts...............................................  27
  3.13.   Taxes...........................................................  27
  3.14.   Employee Benefit Plans..........................................  28
  3.15.   Labor Relations.................................................  30
  3.16.   Environmental Matters...........................................  30
  3.17.   Insurance.......................................................  31
  3.18.   Reports.........................................................  31

ARTICLE 4. REPRESENTATIONS AND WARRANTIES BY BUYER........................  31
  4.1.    Organization and Standing.......................................  32
  4.2.    Authorization...................................................  32
  4.3.    Consents and Approvals; No Conflicts............................  32
  4.4.    Availability of Funds...........................................  33
  4.5.    Qualification of Buyer..........................................  33
  4.6.    WARN Act........................................................  34
  4.7.    No Outside Reliance.............................................  34
  4.8.    Interpretation of Certain Provisions............................  34

ARTICLE 5. PRE-CLOSING FILINGS............................................  34
  5.1.    Applications for FCC Consent................. ..................  34
  5.2.    Hart-Scott-Rodino...............................................  35
  5.3.    Non-Required Actions............................................  35
  5.4.    KOKH Divestiture................................................  35

ARTICLE 6. COVENANTS AND AGREEMENTS OF SELLERS............................  35
  6.1.    Negative Covenants..............................................  36
  6.1.1.  Dispositions; Mergers...........................................  36
  6.1.2.  Accounting Principles and Practices.............................  36
  6.1.3.  Trade-out Agreements............................................  36
  6.1.4.  Broadcast Time Sales Agreements.................................  36
  6.1.5.  Network Affiliation Agreements and TBAs.........................  36
  6.1.6.  Additional Agreements...........................................  36
  6.1.7.  Breaches........................................................  37
  6.1.8.  Employee Matters................................................  37
  6.1.9.  Actions Affecting FCC Licenses..................................  37
  6.1.10. Programming.....................................................  37
  6.1.11. Encumbrances....................................................  37


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  6.1.12. Transactions With Affiliates....................................  37
  6.2.    Affirmative Covenants...........................................  38
  6.2.1.  Preserve Existence..............................................  38
  6.2.2.  Normal Operations...............................................  38
  6.2.3.  Maintain FCC Licenses...........................................  38
  6.2.4.  Network Affiliation.............................................  38
  6.2.5.  Station Contracts...............................................  39
  6.2.6.  Taxes...........................................................  39
  6.2.7.  Access..........................................................  39
  6.2.8.  Insurance.......................................................  40
  6.2.9.  Financial Statements............................................  40
  6.2.10. Consents........................................................  40
  6.2.11. Corporate Action................................................  41
  6.2.12. Environmental Audit.............................................  41
  6.3.    Confidentiality.................................................  41
  6.4.    Trustee Acknowledgment..........................................  42

ARTICLE 7. COVENANTS AND AGREEMENTS OF BUYER..............................  42
  7.1.    Confidentiality.................................................  42
  7.2.    Corporate Action................................................  42
  7.3.    Access..........................................................  43
  7.4.    Collection of Receivables.......................................  43

ARTICLE 8. MUTUAL COVENANTS AND UNDERSTANDINGS  OF SELLERS AND BUYER......  44
  8.1.    Possession and Control..........................................  44
  8.2.    Risk of Loss....................................................  44
  8.3.    Public Announcements............................................  45
  8.4.    Employee Matters................................................  45
  8.5.    Disclosure Schedules............................................  48
  8.6.    Bulk Sales Laws.................................................  49
  8.7.    Tax Matters.....................................................  49
  8.8.    Preservation of Books and Records...............................  49

ARTICLE 9. CONDITIONS PRECEDENT TO  BUYER'S OBLIGATION TO CLOSE...........  49
  9.1.    Representations and Covenants...................................  49
  9.2.    Delivery of Documents...........................................  50
  9.3.    FCC Order.......................................................  50
  9.4.    Hart-Scott-Rodino...............................................  50
  9.5.    Legal Proceedings...............................................  50

ARTICLE 10. CONDITIONS PRECEDENT TO  SELLERS' OBLIGATION TO CLOSE.........  50
  10.1.   Consummation of the
          Merger..........................................................  50
  10.2.   Representations and Covenants...................................  50
  10.3.   Delivery by Buyer...............................................  51


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  10.4.   FCC Order......................................................   51
  10.5.   Hart-Scott-Rodino..............................................   51
  10.6.   Legal Proceedings..............................................   51

ARTICLE 11. CLOSING......................................................   51
  11.1.   Closings.......................................................   51
  11.2.   Delivery by Sellers............................................   52
  11.2.1. Agreements and Instruments.....................................   53
  11.2.2. Consents.......................................................   53
  11.2.3. Certified Resolutions..........................................   53
  11.2.4. Officers' Certificates.........................................   53
  11.2.5. Good Standing Certificates.....................................   53
  11.2.6. Opinion of Counsel.............................................   54
  11.3.   Delivery by Buyer..............................................   54
  11.3.1. Purchase Price Payment.........................................   54
  11.3.2. Agreements and Instruments.....................................   54
  11.3.3. Certified Resolutions..........................................   54
  11.3.4. Officers' Certificate..........................................   54
  11.3.5. Opinion of Counsel.............................................   54

ARTICLE 12. SURVIVAL; INDEMNIFICATION....................................   55
  12.1.   Survival of Representations....................................   55
  12.2.   Indemnification by Sellers.....................................   56
  12.3.   Indemnification by Buyer.......................................   56
  12.4.   Limitations on Indemnification.................................   57
  12.5.   Conditions of Indemnification..................................   58
  12.6.   Cure of Breach.................................................   59

ARTICLE 13. TERMINATION..................................................   60
  13.1.   Termination by the Parties.....................................   60
  13.2.   Automatic Termination..........................................   60
  13.3.   Effect of Termination..........................................   60

ARTICLE 14. REMEDIES.....................................................   61
  14.1.   Default by Buyer...............................................   61
  14.2.   Default by Sellers.............................................   62
  14.3.   Liquidated Damages.............................................   62

ARTICLE 15. GENERAL PROVISIONS...........................................   62
  15.1.   Additional Actions, Documents and Information..................   62
  15.2.   Brokers........................................................   63
  15.3.   Expenses and Taxes.............................................   63
  15.4.   Notices........................................................   63
  15.5.   Waiver.........................................................   65
  15.6.   Benefit and Assignment.........................................   65
  15.7.   Entire Agreement; Amendment....................................   66
  15.8.   Severability...................................................   67

  15.9.   Headings.......................................................   67
  15.10.  Governing Law..................................................   67
  15.11.  Signature in Counterparts......................................   67

                            ASSET PURCHASE AGREEMENT



                    THIS ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of this 16th day of July, 1997, by and among WEAR-TV, LTD., an Iowa corporation ("WEAR Subsidiary"), ROLLINS TELECASTING, INC., a Delaware corporation ("WPTZ Subsidiary"), WNNE-TV, INC., a Vermont corporation ("WNNE Subsidiary"), KOKH, INC., a Delaware corporation ("KOKH Subsidiary"), WCHS, LTD., an Iowa corporation ("WCHS Subsidiary"), WVAE-FM, INC., an Iowa corporation ("Norfolk Subsidiary"), KCFX-FM, INC., an Iowa corporation ("Kansas City Subsidiary"), HERITAGE-WISCONSIN BROADCASTING CORP., a Wisconsin corporation ("Milwaukee Subsidiary"), KKSN, INC., a Delaware corporation
("Portland Subsidiary"), WBBF, INC., a New York corporation ("Rochester Subsidiary"), WIL MUSIC, INC., a Missouri corporation ("St. Louis Subsidiary") and KIHT-FM, INC., a Missouri corporation ("KIHT Subsidiary") (each of the foregoing entities shall be referred to herein individually as "Seller" and collectively as "Sellers") and SINCLAIR BROADCAST GROUP, INC., a Maryland corporation ("Buyer").

                    WHEREAS, Heritage Media Corporation, a Delaware corporation ("HMC"), The News Corporation Limited, a South Australia corporation ("News Corp."), and HMC Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of News Corp. ("Merger Sub"), are parties to that certain Agreement and Plan of Merger dated as of March 17, 1997 (the "Merger Agreement"), pursuant to which, among other things, HMC will be merged with and into Merger Sub (the "Merger"), with Merger Sub surviving as a wholly-owned subsidiary of News Corp.;

                    WHEREAS, in connection with the Merger, HMC and News Corp. have agreed that the radio and television stations owned, controlled or operated by certain subsidiaries of HMC will be divested;

                    WHEREAS, News Corp., HMC and William G. Evans (the "Trustee") have entered into a Transfer Agreement (the "Transfer Agreement") dated as of May 2, 1997, pursuant to which Heritage Media Services, Inc. ("Heritage Media"), a wholly-owned subsidiary of HMC, has agreed to transfer to the Trustee all of the stock of HMI Broadcasting Corporation, a wholly-owned subsidiary of Heritage Media and the direct or indirect sole stockholder of the Sellers, pursuant to and in accordance with the terms and conditions of the Transfer Agreement and a Trust Agreement by and among the Trustee, HMC, News Corp. and Heritage Media, to be entered into as of the closing of the Merger (the "Trust Agreement");


                    WHEREAS, WEAR Subsidiary, WPTZ Subsidiary, WNNE Subsidiary, KOKH Subsidiary, WCHS Subsidiary, Norfolk Subsidiary, Kansas City Subsidiary, Milwaukee Subsidiary, Portland Subsidiary, Rochester Subsidiary, St. Louis Subsidiary and KIHT Subsidiary are each wholly-owned indirect subsidiaries of HMC;

                    WHEREAS, WEAR Subsidiary is the licensee of television broadcast station WEAR-TV, Channel 3, Pensacola, Florida ("WEAR"), pursuant to certain authorizations issued by the FCC and WEAR Subsidiary operates WEAR and owns or leases certain assets used in connection with the operation of WEAR;

                    WHEREAS, WEAR Subsidiary also operates television broadcast station WFGX-TV, Channel 35, Pensacola, Florida ("WFGX"), pursuant to a TBA, and WEAR Subsidiary owns or leases certain assets used in connection with the operation of WFGX;

                    WHEREAS, WPTZ Subsidiary is the licensee of television broadcast station WPTZ-TV, Channel 5, North Pole, New York ("WPTZ"), pursuant to certain authorizations issued by the FCC and WPTZ Subsidiary operates WPTZ and owns or leases certain assets used in connection with the operation of WPTZ;

                    WHEREAS, WPTZ Subsidiary is also a party to a TBA for the operation of WFFF-TV, Channel 44, North Pole, New York ("WFFF"), and WPTZ
Subsidiary owns or leases certain assets to be used in connection with the operation of WFFF;

                    WHEREAS, WNNE Subsidiary is the licensee of television broadcast station WNNE-TV, Channel 31, Hartford, Vermont ("WNNE"), pursuant to certain authorizations issued by the FCC and WNNE Subsidiary operates WNNE and owns or leases certain assets used in connection with the operation of WNNE;

                    WHEREAS, KOKH Subsidiary is the licensee of television broadcast station KOKH-TV, Channel 25, Oklahoma City, Oklahoma ("KOKH"), pursuant to certain authorizations issued by the FCC and KOKH Subsidiary operates KOKH and owns or leases certain assets used in connection with the operation of KOKH;

                    WHEREAS, WCHS Subsidiary is the licensee of television broadcast station WCHS-TV, Channel 8, Charleston, West Virginia ("WCHS"), pursuant to certain authorizations issued by the FCC and WCHS Subsidiary operates WCHS and owns or leases certain assets used in connection with the operation of WCHS;

                    WHEREAS, Norfolk Subsidiary is the licensee of radio broadcast stations WGH(FM), Newport News, Virginia, WGH(AM), Newport News, Virginia and WVCL(FM), Norfolk, Virginia (collectively, the "Norfolk Stations") pursuant to certain authorizations issued by the FCC, and Norfolk Subsidiary operates the Norfolk Stations and owns or leases certain assets used in connection with the operation of the Norfolk Stations;

                    WHEREAS, Kansas City Subsidiary is the licensee of radio broadcast stations KXTR(FM), Kansas City, Missouri, KCFX-FM, Harrisonville, Missouri, KCIY(FM), Liberty, Missouri, KCAZ(AM), Mission, Kansas and KQRC(FM), Leavenworth, Kansas ("KQRC" and collectively, the "Kansas City Stations") pursuant to certain authorizations issued by the FCC, and Kansas City Subsidiary operates the Kansas City Stations, with the exception of KCAZ(AM) which is operated by Children's Radio Group, Inc. pursuant to a TBA, and owns or leases certain assets used in connection with the operations of the Kansas City Stations;

                    WHEREAS, Milwaukee Subsidiary is the licensee of radio broadcast stations WEMP(AM), Milwaukee, Wisconsin, WMYX(FM), Milwaukee, Wisconsin and WAMG(FM), Wauwatosa, Wisconsin (collectively, the Milwaukee Stations") pursuant to certain authorizations issued by the FCC, and Milwaukee Subsidiary operates the Milwaukee Stations and owns or leases certain assets used in connection with the operation of the Milwaukee Stations;

                    WHEREAS, Portland Subsidiary is the licensee of radio broadcast stations KKSN(AM), Vancouver, Washington, KKSN-FM, Salem, Oregon and KKRH-FM, Salem, Oregon (collectively, the "Portland Stations") pursuant to certain authorizations issued by the FCC, and Portland Subsidiary operates the Portland Stations and owns or leases certain assets used in connection with the operation of the Portland Stations;

                    WHEREAS, Rochester Subsidiary is the licensee of radio broadcast stations WBBF(AM), Rochester, New York, WBEE-FM, Rochester, New York, WKLX(FM), Rochester, New York and WQRV(FM), Avon, New York (collectively, the "Rochester Stations") pursuant to certain authorizations issued by the FCC, and Rochester Subsidiary operates the Rochester Stations and owns or leases certain assets used in connection with the operation of the Rochester Stations;

                    WHEREAS, St. Louis Subsidiary is the licensee of radio broadcast stations WRTH(AM), St. Louis, Missouri and WIL-FM, St. Louis, Missouri

(together, the "St. Louis Stations") pursuant to certain authorizations issued by the FCC, and St. Louis Subsidiary operates the St. Louis Stations and owns or leases certain assets used in connection with the operation of the St. Louis Stations;


                    WHEREAS, KIHT Subsidiary is the licensee of radio broadcast station KIHT(FM), St. Louis, Missouri ("KIHT") pursuant to certain authorizations issued by the FCC, and KIHT Subsidiary operates KIHT and owns or leases certain assets used in connection with the operation of KIHT; and

                    WHEREAS, the parties hereto desire to enter into this Agreement to provide for the sale, assignment and transfer by Sellers to Buyer of the assets owned, leased or used by Sellers in connection with the business and operations of WEAR, WPTZ, WNNE, KOKH, WCHS, WFGX, WFFF, the Norfolk Stations, the Kansas City Stations, the Milwaukee Stations, the Portland Stations, the Rochester Stations, the St. Louis Stations and KIHT (individually, a "Station" and collectively, the "Stations"), all subject to the terms described in this Agreement.

                    NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:


                                   ARTICLE 1.
                           DEFINITIONS AND REFERENCES

                    Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement.


                                   ARTICLE 2.
                           SALE AND PURCHASE OF ASSETS


         2.1.       Asset Sale and Purchase of Assets.

                    Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, upon the Closing with respect to any Stations, each Seller shall sell, assign, transfer, convey and deliver to Buyer free and clear of any Encumbrances other than Permitted Encumbrances, and Buyer shall purchase, acquire, pay for and accept from each Seller, all of each Seller's right, title and interest in, to and under all real, personal and mixed assets, rights, benefits and privileges, both tangible and intangible, owned, leased, used or useful by each Seller in connection with the business and operations of any such Stations (collectively, the "Assets"); but excluding the Excluded Assets described in Section 2.2.


                    The Assets shall include, without limitation, all of each Seller's right, title and interest in, to and under the following:

                    2.1.1.      FCC Licenses.

                    All licenses, permits and other authorizations issued by the FCC to any Seller for the operation of the Stations (the "FCC Licenses"), including without limitation those listed in Schedule 2.1.1, and all applications therefor, together with any renewals, extensions or modifications thereof and additions thereto.

                    2.1.2.      Real and Leased Property Interests.

                    (a) All the real property owned by any Seller including, without limitation, all land, fee interests, easements and other interests of every kind and description in real property, buildings, structures, fixtures, appurtenances, towers and antennae, and other improvements thereon owned by any Seller and used or useful in connection with the business and operations of the Stations ("Real Property"), including, without limitation, all of those items listed in Schedule 2.1.2.

                    (b) All the real property leasehold interests of any Seller including, without limitation, leases and subleases of any land, easements and other real property leasehold interests of every kind and description in real property, buildings, structures, fixtures, appurtenances, towers and antennae, and other improvements thereon leased by any Seller in connection with the business and operations of the Stations ("Leased Property"), including, without limitation, all of those items listed in Schedule 2.1.2.

                    2.1.3.      Tangible Personal Property.

                    All of the furniture, fixtures, furnishings, machinery, computers, equipment, inventory, spare parts, supplies, office materials and other tangible property of every kind and description owned, leased or used by any Seller in connection with the business and operations of the Stations, together with any replacements thereof and additions thereto made before the Closing, and less any retirements or dispositions thereof made before the Closing in the Ordinary Course of Business, including, without limitation, those items which have a book value in excess of Five Thousand Dollars ($5,000), all of which are set forth and identified in Schedule 2.1.3.

                    2.1.4.      Intellectual Property.


                    All of the service marks, copyrights, franchises, trademarks, trade names, jingles, slogans, logotypes and other similar intangible assets maintained, owned, leased or used by any Seller in connection with the business and operations of the Stations (including any and all applications, registrations, extensions and renewals relating thereto) (the "Intellectual Property"), and all of the rights, benefits and privileges associated therewith including, without limitation, the right to use the call letters for the Stations.

                    2.1.5.      Program Contracts.

                    The program licenses and contracts under which any Seller is authorized to broadcast programs on the Stations (collectively the "Program Contracts") including, without limitation, (a) all program (cash and non-cash) licenses and contracts listed on Schedule 2.1.5, and (b) any other such program contracts that are entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement.

                    2.1.6.      Trade-out Agreements.

                    All contracts and agreements (excluding Program Contracts) pursuant to which any Seller has sold, traded or bartered commercial air time on the Stations in consideration for any property or services in lieu of or in addition to cash (collectively, the "Trade-out Agreements") including, without limitation, those set forth and identified in Schedule 2.1.6.

                    2.1.7.      Broadcast Time Sales Agreement.

                    All contracts and agreements pursuant to which any Seller has sold commercial air time on the Stations for cash (collectively the "Time Sales Agreements").

                    2.1.8.      Operating Contracts.

                    All other operating contracts and agreements relating to the business or operations of the Stations, all material such contracts as of the date hereof being listed on Schedule 2.1.8 (including, without limitation, any TBA, all employment agreements and talent contracts, all leases and subleases relating to the Leased Property, all agreements relating to any motor vehicles, all collective bargaining agreements, all network affiliation agreements and all national and local advertising representation agreements for the Stations), together with all contracts and agreements that will be entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement

(collectively,   the  "Operating   Contracts"  and  together  with  the  Program
Contracts, Trade-out Agreements and the Time Sales Agreements, the "Station Contracts").


                    2.1.9.      Vehicles.

                    All automotive equipment and motor vehicles maintained, owned, leased or otherwise used by any Seller in connection with the business and operations of the Stations, including, without limitation, those set forth and described in Schedule 2.1.9.

                    2.1.10.     Files and Records.

                    All engineering, business and other books, papers, logs, files and records pertaining to the business and operations of the Stations, but not the organizational documents and records described in Section 2.2.7.

                    2.1.11.     Auxiliary Facilities.

                    All translators, earth stations, and other auxiliary facilities, and all applications therefor owned, leased or otherwise used or useful by any Seller in connection with the business and operations of the Stations.

                    2.1.12.     Permits and Licenses.

                    All permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with, any court or Governmental Authority (other than the FCC) in any jurisdiction, which have been issued or granted to or are owned or used or useful by any Seller in connection with the business and operations of the Stations and all pending applications therefor.

                    2.1.13.     Goodwill.

                    The business of the Stations as a "going concern", customer relationships and goodwill.


         2.2.       Excluded Assets.

                    Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Assets and retained by Sellers, to the extent in existence as of the Closing Date for a particular Station, the following assets (collectively, the "Excluded Assets").

                    2.2.1.      Cash.


                    All cash, cash equivalents or deposits held by any Seller, all interest payable in connection with any such cash, cash equivalents or deposits or short term investments, bank balances and rights in and to bank accounts, marketable and other securities of any Seller; provided, however, if Buyer has made either a Class A 100% Payment or a Class B Payment, Buyer shall be entitled to receive the cash flow from the business and operations of a Station to the extent provided for in Section 2.6 and Section 2.7; provided, further, that if the option to acquire KCAZ described on Schedule 3.8 is executed on or prior to the Closing Date, then the cash received by Sellers upon such exercise shall be paid to Buyer upon the Closing for all of the radio stations in the Kansas City DMA.

                    2.2.2.      Accounts Receivable.

                    All Accounts Receivable arising out of the business and operations of the Stations.

                    2.2.3.      Personal Property Disposed Of.

                    All tangible personal property disposed of or consumed in the Ordinary Course of Business as permitted by this Agreement.

                    2.2.4.      Insurance.

                    All contracts of insurance and all insurance plans and the assets thereof.

                    2.2.5.      Employee Plans and Assets.

                    All Plans, Benefit Arrangements (except for any Station Contracts, Proration Items or other matters which are specifically assumed by Buyer pursuant to the terms hereof), Qualified Plans and Welfare Plans and the assets thereof.

                    2.2.6.      Right to Tax Refunds.

                                Any and all claims of any Seller with respect to
any Tax refunds.

                    2.2.7.      Certain Books and Records.

                    All of each (a) Seller's organizational documents, corporate books and records (including minute books and stock ledgers and records), and originals of account books of original entry, (b) duplicated copies of any books, records, accounts, checks, payment records, Tax records (including payroll, unemployment, real estate and other Tax records) and other similar books, records and information of any Seller relating to such Seller's operation of the business of the Stations prior to the Closing, (c) all records prepared by or on behalf of Sellers in connection with the sale of the Stations, and (d) all records and documents relating to any Excluded Assets.


                    2.2.8.      Third-Party Claims.

                    All  rights  and  claims  of  any  Seller  whether   mature,
contingent or otherwise, against third parties relating to the Assets or the Stations, whether in tort, contract, or otherwise.

                    2.2.9.      Rights Under this Agreement.

                    All of each Seller's rights under or pursuant to this Agreement or any other rights in favor of Sellers pursuant to the other agreements contemplated hereby.

                    2.2.10.     Names.

                    All  rights  to  the  names  "Heritage   Broadcasting"   and
"Heritage Media" and any logo or variation thereof and the goodwill associated therewith.

                    2.2.11.     Deposit and Prepaid Expenses.

                    All  of  each  Seller's   deposits  and  prepaid   expenses,
provided, however, any deposit and prepaid expenses shall be included in the Assets conveyed pursuant hereto to the extent that Sellers receive a credit therefor in the calculation of the Proration Amount pursuant to Section 2.8.

                    2.2.12.     Miscellaneous Excluded Assets.

                    The assets listed and identified on Schedule 2.2.12.


         2.3.       Escrow Deposit.

                    For and in partial consideration of the execution and delivery of this Agreement, simultaneously with the execution and delivery of this Agreement and the New Orleans Agreement, Buyer is depositing in escrow with the Deposit Escrow Agent an amount equal to SIXTY-THREE MILLION DOLLARS ($63,000,000) in cash, for the benefit of the Heritage Sellers, such amount to be held as an earnest money deposit (the "Deposit"), in accordance with the terms and conditions of the Deposit Escrow Agreement. Upon the written request of Buyer, the parties hereto agree to negotiate in good faith an amendment to the Deposit Escrow Agreement to

The information below marked with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.


provide for the replacement of the cash Deposit with an original, irrevocable letter of credit for the benefit of Sellers in the amount of the Deposit, all on terms and conditions satisfactory to Sellers in their sole and absolute discretion.



         2.4.       Purchase Price.

                    For and in consideration of the conveyances and assignments described herein and in addition to the assumption of Liabilities as set forth in Section 2.10, Buyer agrees to pay to Sellers, and Sellers agree to accept from Buyer, an amount equal to SIX HUNDRED FOUR MILLION DOLLARS ($604,000,000), (the "Base Purchase Price"), plus or minus (as the case may be) the Proration Amount (collectively, the "Purchase Price").


         2.5.       Payment of Purchase Price at Closing.

                    The allocable portion of the Purchase Price for each Station (as set forth in Section 2.9.1) shall be payable to Sellers at the Closing for such Station (except to the extent that any part of the Purchase Price shall have been paid on a Payment Date pursuant to Section 2.6 or Section 2.7) as follows:

                  2.5.1. Buyer and Sellers shall cause the Deposit Escrow Agent to deliver to Sellers the amount of the Deposit allocable to the Stations for which a Closing is taking place by wire transfer of immediately available federal funds to an account which will be identified by Sellers not less than two (2) days prior to the Closing Date; provided, however, none of the Deposit shall be released by the Deposit Escrow Agent at any Closing until the Deposit Release Date.

                  2.5.2. Buyer shall deliver the balance of the allocable portion of the Purchase Price for such Station by wire transfer of immediately available federal funds to an account which will be identified by Sellers not less than two (2) days prior to the Closing Date; provided, however, until such time as the Deposit Release Date shall have occurred, Buyer shall deliver the entire Purchase Price for such Station.


         2.6.     Special Terms for Class A Stations.

                  2.6.1. If all of the Closings for the Class A Stations shall not have occurred prior to such date which is nine (9) months after the date of this Agreement (the "Class A 80% Payment Date"), and if the conditions set forth in Section 9.1 and Section 9.5 (and only such Sections) would have been satisfied if the Class A 80% Payment Date was the Closing Date, then Buyer shall pay to Sellers on the Class A 80% Payment Date the amount of [*] less any portion of the Purchase Price which has been received by the Sellers pursuant to any Closings

The information below marked with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.


which occur for either Class A Stations or Class B Stations prior to the Class A 80% Payment Date (the "Class A 80% Payment") by wire transfer of immediately available federal funds to an account which will be identified by Sellers not less than two (2) days prior to the Class A 80% Payment Date.


                  If the conditions set forth in Section 9.1 and Section 9.5 are not satisfied as of the date which would otherwise have been the Class A 80% Payment Date, then Buyer shall pay the Class A 80% Payment in accordance with the above within two (2) days after the first date on which such conditions are satisfied. If the issuance of the FCC Orders for any of the Class A Stations or any of the Class B Stations is delayed until after the Class A 80% Payment Date solely due to any issue raised by the FCC or any petitioner concerning any Subject Party (any such Station being a "Delayed 80% Station"), then the amount of the Class A 80% Payment due and payable on the Class A 80% Payment Date shall be reduced by the amount of the Base Purchase Price for such Delayed 80% Station until the issuance of the FCC Orders for each such Delayed 80% Station. If a Closing for a Class A Station shall not have occurred on or prior to the Class A 80% Payment Date solely due to an intentional breach by Sellers which caused the conditions set forth in Section 9.2 not to be satisfied, then the amount of the Class A 80% Payment due and payable on the Class A 80% Payment Date shall be reduced by an amount of the Base Purchase Price for such Class A Station until such breach is cured by Sellers.

                  2.6.2 If all of the Closings for the Class A Stations shall not have occurred on or prior to such date which is twelve (12) months after the date of this Agreement (the "Class A 100% Payment Date" and together with the Class A 80% Payment Date, a "Class A Payment Date"), and if the conditions set forth in Section 9.1 and Section 9.5 (and only such Sections) would have been satisfied if the Class A 100% Payment Date was the Closing Date, then Buyer shall pay to Sellers on the Class A 100% Payment Date, an amount equal to [*] less any portion of the Purchase Price which has been received by the Sellers pursuant to any Closings which occur for any Class A Stations on or prior to the Class A 100% Payment Date (the "Class A 100% Payment" and together with the Class A 80% Payment, a "Class A Payment") in respect of any of the Class A Stations for which a Closing has not occurred as follows:

                  (a) Buyer and Sellers shall cause the Deposit Escrow Agent to deliver to Sellers the amount of [*](the "Class A Deposit") by wire transfer of immediately available federal funds to an account which will be identified by Sellers not less than two (2) days prior to the Class A 100% Payment Date; provided, however, if the amount of the Class A 100% Payment is less than the amount of the Class A Deposit, Sellers shall only receive the amount of the Class A 100% Payment, and any amount of the Class A Deposit in excess of the Class A 100% Payment shall be returned to Buyer.


                  (b) Buyer shall deliver the balance of the Class A 100% Payment by wire transfer of immediately available federal funds to an account which will be identified by Sellers not less than two (2) days prior to the Class A 100% Payment Date.

                  If the conditions set forth in Section 9.1 and Section 9.5 are not satisfied as of the date which would otherwise have been the Class A 100% Payment Date, then Buyer shall pay the Class A 100% Payment in accordance with the above within two (2) days after the first date on which such conditions are satisfied. If the issuance of the FCC Orders for any of the Class A Stations is delayed until after the Class A 100% Payment Date solely due to any issue raised by the FCC or any petitioner concerning any Subject Party (any such Class A Station being a "Delayed 100% Station"), then the amount of the Class A 100% Payment due and payable on the Class A 100% Payment Date shall be reduced by the amount of the Base Purchase Price for such Delayed 100% Station until the issuance of the FCC Orders for each such Delayed 100% Station. In the event that the FCC Application with respect to any such Delayed 100% Station shall be denied by the FCC and such FCC decision shall become final and non-appealable, then Buyer shall have the right to terminate the transactions contemplated herein with respect to such Station and, if the Deposit Release Date shall have occurred, then Buyer shall receive that portion of the Deposit allocable to such Station or, if later, when the Deposit Release Date occurs. If a Closing for a Class A Station shall not have occurred on or prior to the Class A 100% Payment Date due solely to an intentional breach by Sellers which caused the conditions set forth in Section 9.2 not to be satisfied, then the amount of the Class A 100% Payment due and payable on the Class A 100% Payment Date shall be reduced by an amount of the Base Purchase Price for such Class A Station until such breach is cured by Sellers.

                  2.6.3. From and after the payment of the Class A 100% Payment and continuing until the earlier to occur of the Closing Date or the closing of an Account Sale (the "Class A Interim Period"), all Class A Stations for which a Closing or an Account Sale shall not have occurred shall remain under the ownership and complete control of Sellers, and Sellers shall operate such Class A Stations for Buyer's account and benefit; provided, however, that the proceeds from the collection of Accounts Receivable of such Class A Stations in existence as of the Class A 100% Payment Date shall be for the account of Sellers. During the Class A Interim Period, all revenues from the operation of such Class A Stations (other than the proceeds from the collection of the Accounts Receivable of such Class A Stations in existence as of the Class A 100% Payment Date) in excess of the Sellers' Cost of Carry (the "Class A Stations' Cash Flow") shall be maintained by Sellers for the benefit of Buyer. For tax purposes, the parties agree that at all times during the

Class A Interim Period, Sellers shall be treated as the owner of such Class A Stations, and all tax reports and returns will be filed consistent therewith; provided, however, that Buyer shall have the right to consult with Sellers with respect to any tax treatment of such Class A Stations that could affect Buyer's ownership thereof after Closing. Notwithstanding anything else herein to the contrary, if during the Class A Interim Period the Class A Stations' Cash Flow is insufficient to permit Sellers to take any action necessary to avoid a breach of this Agreement, no breach will be deemed to have occurred if Sellers give Buyer notice and an opportunity to provide the funds necessary to take the required action.


                  2.6.4.  If the Closing  for any of the Class A Stations  shall not have occurred prior to such date which is two (2) years after the date of this Agreement and Sellers shall have received the Class A 100% Payment, then Sellers shall have the right to sell such Class A Stations (or at any time following Sellers' receipt of the Class A 100% Payment, Buyer shall have the right to cause Sellers to sell such Class A Stations), for Buyer's account and benefit on terms and conditions and to such buyer or buyers approved in writing by Buyer (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, there shall be no survival of any representations, warranties, covenants or agreements by Sellers in connection with any such Sale, nor any indemnification available to any Buyer in respect thereof from and after the closing of any such Account Sale other than such survival and indemnification to the extent set forth in Article 12 hereof (such a sale, whether for the Class A Stations or the Class B Stations pursuant to Section 2.7.5, is hereinafter referred to as an "Account Sale"). At the closing of an Account Sale pursuant to this Section 2.6.4, all proceeds therefrom (net of all Disposition Expenses in connection with such Account Sale), shall be paid directly to Buyer by wire transfer of immediately available funds to an account identified by Buyer in writing.

                  2.6.5 If Buyer fails to pay any Class A Payment when such payment is due and payable in accordance with the terms and conditions of
Section 2.6.1 and Section 2.6.2, as applicable, then (a) Sellers shall immediately receive the entire Deposit, (b) Sellers shall sell the Class A Stations and/or the Class B Stations with respect to which a Closing has not occurred, for Sellers' account and benefit on terms and conditions and to such buyer or buyers as determined by Sellers in their sole and absolute discretion, subject to the immediately succeeding sentence of this Section 2.6.5 (such a sale, whether for the Class A Stations and/or the Class B Stations pursuant to
Section 2.7.1, is hereinafter referred to as a "Makewell Sale"), and (c) Sellers' obligations hereunder to proceed with the sale of any of the Stations to Buyer shall automatically terminate without further action by the parties. Sellers agree to use commercially reasonable efforts to consummate any such Makewell Sale on arm's length terms within three (3) years after the Class A 100% Payment Date. At the closing of a Makewell Sale for the Class A Stations (the "Class A Makewell Closing"), Sellers shall receive all proceeds from such Makewell

Sale, and Buyer shall immediately pay to Sellers (the "Class A Makewell Payment") the amount equal to the greater of (a) the Default Amount or (b) the sum of (i) the amount, if any, by which the Class A 100% Payment exceeds the proceeds received by Sellers from such Makewell Sale (net of all Disposition Expenses other than income Taxes in connection with such Makewell Sale), plus
(ii) interest on the Class A 100% Payment (less any amount of the Deposit previously released to Sellers) at the rate of six percent (6%) per annum from the Class A 80% Payment Date until the date that Sellers receive the Class A Makewell Payment from Buyer; provided, that if any Closings for Class A Stations occur between the Class A 80% Payment Date and the Class A 100% Payment Date, interest shall cease accruing with respect to that portion of the Class A 100% Payment paid at such Closings, as of the date of such Closings. Such payment shall be made by wire transfer of immediately available federal funds to an account identified by Sellers not less than two (2) days prior to the date of the Class A Makewell Closing. If Sellers have received the Deposit in accordance with this Section 2.6.5, upon the payment of all Makewell Payments pursuant to this Section 2.6.5 and Section 2.7.2, the Sellers shall return the Deposit (but not in excess of any Makewell Payment) to Buyer by wire transfer of immediately available federal funds to an account identified by Buyer.


                  2.6.6. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer's obligation to pay a Class A Payment on or prior to a Class A Payment Date pursuant to Section 2.6.1 and Section 2.6.2, as applicable, or Buyer's obligation to pay the Class A Makewell Payment on the date of the Class A Makewell Closing pursuant to Section 2.6.5, and the rights of Sellers to receive such payment(s), (a) shall be absolute and unconditional and not subject to any right of set-off, deduction or counterclaim, and (b) shall not be affected by any condition, fact or circumstance, including, without limitation, any breach by any Seller of any representations, warranties, covenants or agreements set forth herein except as set forth in Section 2.6.1 and Section 2.6.2, as applicable. Payment of a Class A Payment or the Class A Makewell Payment shall be final and non-refundable and Buyer shall not seek to recover all or any part of such payment from any Seller for any reason whatsoever; provided, however, that the foregoing shall not limit Buyer's rights to seek indemnification in accordance with the terms and conditions of this Agreement.

                  2.6.7. Upon the occurrence of the Deposit Release Date, Buyer shall be entitled to require that the Deposit Escrow Agent release to Buyer the allocable portion of the Deposit that would have been released at each of the Closings which have occurred on or prior to the Deposit Release Date.

The information below marked with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.


         2.7.     Special Terms for Class B Stations.

                  2.7.1. If (a) Buyer shall not have paid the Class A Payments when such payments are due and payable in accordance with Section 2.6.1 and
Section 2.6.2, as applicable, or (b) the Closing for all of the Class B Stations shall not have occurred prior to such date which is twelve (12) months after the date of this Agreement and Buyer shall not have paid to Sellers on or prior to such date the amount of [*], less any portion of the Purchase Price which has been received by Sellers pursuant to any Closings which occur for any Class B Stations on or prior to such date (the "Class B Payment") pursuant to Section
2.7.3 below, then Sellers shall sell the Class B Stations pursuant to a Makewell Sale, and Sellers' obligations hereunder to proceed with the sale of the Class B Stations to Buyer shall automatically terminate without further action by the parties. Sellers agree to use commercially reasonable efforts to consummate such Makewell Sale on arm's length terms within four (4) years after the date hereof.

                  2.7.2.  At the closing of a Makewell  Sale pursuant to Section
2.7.1 (the "Class B Makewell Closing"), Sellers shall receive all proceeds from such Makewell Sale, and Buyer shall immediately pay to Sellers (the "Class B Makewell Payment") the sum of (a) the amount, if any, by which the Class B Payment exceeds the proceeds received by Sellers from such Makewell Sale (net of all Disposition Expenses other than income Taxes in connection with such Makewell Sale), plus (b) interest on the Class B Payment (less any amount of the Deposit previously released to Sellers) at the rate of six percent (6%) per annum from the Class A 80% Payment Date until the date that Sellers receive the Class B Makewell Payment from Buyer; provided, that if any Closings for Class B Stations occur between the Class A 80% Payment Date and the Class A 100% Payment Date, interest shall cease accruing with respect to that portion of the Class B Payment paid at such Closings, as of the date of such Closings. Such payment shall be made by wire transfer of immediately available federal funds to an account identified by Sellers not less than two (2) days prior to the date of the Class B Makewell Closing.

                  2.7.3. In lieu of a Makewell Sale for the Class B Stations, if Buyer has paid all Class A Payments when such payments are due and payable in accordance with the terms and conditions of Section 2.6.1 and Section 2.6.2, as applicable, then Buyer shall have the right to pay to Sellers the Class B Payment in respect of the Class B Stations at any time on or prior to such date which is twelve (12) months after the date of this Agreement (the date on which Sellers receive the Class B Payment from Buyer pursuant to this Section 2.7.3 is referred to herein as the "Class B Payment Date" and together with the Class A Payment Date, a "Payment Date"). Payment of the Class B Payment shall be made as follows:

The information below marked with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.


                  (a) Buyer shall cause the Deposit Escrow Agent to deliver to Sellers the amount of [*], less any portion of the Deposit previously released at any Closing which occurred for any Class B Station on or prior to the Class B Payment Date (the "Class B Deposit") by wire transfer of immediately available federal funds to an account which will be identified by Sellers not less than two (2) days prior to the Class B Payment Date.

                  (b) Buyer shall deliver the balance of the Class B Payment by wire transfer of immediately available federal funds to an account which will be identified by Sellers not less than two (2) days prior to the Class B Payment Date.

                  2.7.4 From and after the payment of the Class B Payment and continuing until the earlier to occur of the Closing Date or the closing of an Account Sale (the "Class B Interim Period"), the Class B Stations shall remain under the ownership and complete control of Sellers, and Sellers shall operate the Class B Stations for Buyer's account and benefit; provided, however, that the proceeds from the collection of Accounts Receivable of the Class B Stations in existence as of the Class B Payment Date shall be for the account of Sellers. During the Class B Interim Period, all revenues from the operation of the Class B Stations (other than the proceeds from the collection of the Accounts Receivable of such Class B Stations in existence as of the Class B Payment Date) in excess of the Sellers' Cost of Carry (the "Class B Stations' Cash Flow") shall be maintained by Sellers for the benefit of Buyer. For tax purposes, the parties agree that at all times during the Class B Interim Period, Sellers shall be treated as the owner of the Class B Stations, and all tax reports and returns will be filed consistent therewith; provided, however, that Buyer shall have the right to consult with Sellers with respect to any tax treatment of the Class B Stations that could affect Buyer's ownership thereof after Closing. Notwithstanding anything else herein to the contrary, if during the Class B Interim Period the Class B Stations' Cash Flow is insufficient to permit Sellers to take any action necessary to avoid a breach of this Agreement, no breach will be deemed to have occurred if Sellers give Buyer notice and an opportunity to provide the funds necessary to take the required action.

                  2.7.5. If the Closing for the Class B Stations shall not have occurred prior to such date which is two (2) years after the date of this Agreement and the Sellers shall have received the Class B Payment, then Sellers may sell (or at any time following Sellers' receipt of the Class B Payment, Buyer shall have the right to cause Sellers to sell) the Class B Stations in an Account Sale. At the closing of an Account Sale pursuant to this Section 2.7.5, all proceeds therefrom (net of all Disposition Expenses in connection with such Account Sale), shall be paid directly to Buyer by wire transfer of immediately available funds to an account identified by Buyer in writing.

                  2.7.6. Buyer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer's obligation to pay the Class B Makewell Payment pursuant to Section 2.7.2 and the rights of Sellers to receive such payment, (a) shall be absolute and unconditional and not subject to any right of set-off, deduction or counterclaim and (b) shall not be affected by any condition, fact or circumstance, including, without limitation, the existence of any breach of any representations, warranties, covenants or agreements of any Seller. Payment of the Class B Payment or the Class B Makewell Payment shall be final and non-refundable and Buyer shall not seek to recover all or any part of such payment from any Seller for any reason whatsoever; provided, however, that the foregoing shall not limit Buyer's rights to seek indemnification in accordance with the terms and conditions of this Agreement.


         2.8.       Proration Amount.

                  2.8.1. Subject to the terms and conditions of Section 2.8.2, at least five (5) days prior to the Closing Date for any of the Stations, Sellers shall make a good faith estimate of the adjustments to the Base Purchase Price customary in television and radio broadcast station transactions for Proration Items (the "Proration Amount") to reflect that all Proration Items of such Stations shall be apportioned between Buyer and Sellers in accordance with the principle that Sellers shall receive the benefit of all revenues, refunds, deposits (other than deposits for Program Contracts which shall be prorated based on the percentage of the term that the film or program was aired on such Stations before the Closing Date and the percentage available to be aired on and after the Closing Date) and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the businesses or operations of such Stations for the period prior to the Closing Date, and Buyer shall receive the benefit of all revenues, refunds, deposits and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the businesses or operations of such Stations from and after the Closing Date; provided, however, that there shall be no adjustment or proration for any negative or positive net trade balance except to the extent that: (a) the negative trade balance (i.e., the amount by which the value of goods or services to be received is less than the value of any advertising time remaining to be run) for any Television Station exceeds $50,000 as of the Closing Date, and (b) the negative net trade balance for any Radio Group exceeds $50,000. Determinations pursuant to this Section 2.8.1 shall be made in accordance with generally accepted accounting principles consistently applied for the period prior to the Closing Date.

                  2.8.2.  Notwithstanding  anything to the contrary contained in
Section 2.8.1 and to the extent consistent with Section 2.6.5 and Section 2.7.5,
(a) if Sellers shall have received the Class A 100% Payment, then the Proration Amount for the Class A Stations for which a Closing shall not have occurred as of the Class

 A 100% Payment Date, shall be determined under Section 2.8.1 on the Closing Date (or the closing date of an Account Sale, if applicable) in accordance with the principle that Sellers shall receive the benefit of all revenues, refunds, deposits (other than deposits for Program Contracts which shall be prorated based on the percentage of the term that the film or program was aired on such Class A Stations before the Class A 100% Payment Date and the percentage available to be aired on and after the Class A 100% Payment Date) and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the businesses or operations of such Class A Stations for the period prior to the Class A 100% Payment Date, and Buyer shall receive the benefit of all revenues, refunds, deposits (other than deposits for Program Contracts which shall be prorated based on the percentage of the term that the film or program was aired on such Class A Stations before the Class A 100% Payment Date and the percentage available to be aired on and after the Class A 100% Payment Date) and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the businesses or operations of such Class A Stations for the period from and after the Class A 100% Payment Date; and (b) if Sellers shall have received the Class B Payment, then the Proration Amount for the Class B Stations for which a Closing shall not have occurred as of the Class B Payment Date, shall be determined under Section
2.8.1 on the Closing Date (or the closing date of an Account Sale, if applicable) in accordance with the principle that Sellers shall receive the benefit of all revenues, refunds, deposits (other than deposits for Program Contracts which shall be prorated based on the percentage of the term that the film or program was aired on such Class B Stations before the Class B Payment Date and the percentage available to be aired on and after the Class B Payment
Date) and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the businesses or operations of such Class B Stations for the period prior to the Class B Payment Date, and Buyer shall receive the benefit of all revenues, refunds, deposits (other than deposits for Program Contracts which shall be prorated based on the percentage of the term that the film or program was aired on the Stations before the Class B Payment Date and the percentage available to be aired on and after the Class B Payment Date) and prepaid expenses, and shall be responsible for all expenses, costs and liabilities allocable to the conduct of the businesses or operations of the Class B Stations for the period from and after the Class B Payment Date.


                  2.8.3. Within ninety (90) days after the Closing Date (or the closing date of an Account Sale, if applicable), Buyer shall deliver to Sellers in writing and in reasonable detail a good faith final determination of the Proration Amount determined as of the Closing Date under Section 2.8.1 or as of a Payment Date under Section 2.8.2 ("Final Proration Amount"). Sellers shall assist Buyer in making such determination, and Buyer shall provide Sellers with reasonable access to the properties, books and records relating to the Stations for the purpose of determining the Final Proration Amount. Sellers shall have the right to review the computations and workpapers used in connection with Buyer's preparation of the Final Proration Amount. If Sellers disagree with the amount of the Final
Proration Amount determined by Buyer, Sellers shall so notify Buyer in writing within thirty (30) days after the date of receipt of Buyer's Final Proration Amount, specifying in detail any point of disagreement; provided, however, that if Sellers fail to notify Buyer in writing of Sellers' disagreement within such thirty (30) day period, Buyer's determination of the Final Proration Amount shall be final, conclusive and binding on Sellers and Buyer. After the receipt of any notice of disagreement, Buyer and Sellers shall negotiate in good faith to resolve any disagreements regarding the Final Proration Amount. If any such disagreement cannot be resolved by Sellers and Buyer within thirty (30) days after Buyer has received notice from Sellers of the existence of such disagreement, Buyer and Sellers shall jointly select a nationally recognized independent public accounting firm (which has not performed any service for either Buyer or Sellers or any of their respective subsidiaries at anytime during the two (2) year period prior to the date such firm is selected (the "Accounting Firm"), to review the Buyer's determination of the Final Proration Amount and to resolve as soon as possible all points of disagreement raised by Sellers. All determinations made by the Accounting Firm with respect to the Final Proration Amount shall be final, conclusive and binding on Buyer and Sellers. The fees and expenses of the Accounting Firm incurred in connection with any such determination shall be shared one-half by Buyer and one-half by Sellers.


                    If the Final Proration Amount is such that Buyer's payment of the Proration Amount at Closing (or the closing of an Account Sale, if applicable) was an underpayment to Sellers, then Buyer shall pay such underpayment amount to Sellers in cash, within two (2) business days following the final determination of the Final Proration Amount. If the Final Proration Amount is such that Buyer's payment of the Proration Amount at Closing (or the closing of an Account Sale, if applicable) was an overpayment to Sellers, then Sellers shall pay such overpayment amount to Buyer in cash within two (2) business days following the final determination of the Final Proration Amount. Any amounts paid pursuant to this Section 2.8.3 shall be by wire transfer of immediately available funds for credit to the recipient at a bank account identified by such recipient in writing.

                    Buyer and Sellers agree that prior to the date of the final determination of the Final Proration Amount pursuant to this Section 2.8.3 (by the Accounting Firm or otherwise), neither party will destroy any records pertaining to, or necessary for, the final determination of the Final Proration Amount.


         2.9.       Allocation of Base Purchase Price and Deposit.

                    2.9.1. Sellers and Buyer agree to allocate the Base Purchase Price and the Deposit among the Stations for all purposes (including financial, accounting and Tax purposes) as follows:

The information below marked with * and [ ] has been omitted pursuant to a request for confidential treatment. The omitted portions have been separately filed with the Commission.


                                                                Allocable
                                      Base Purchase Price        Deposit

(a)     WEAR                          [*]                         [*]
        (including the WFGX TBA)

(b)     WPTZ and WNNE                 [*]                         [*]
        (including the WFFF TBA)

(c)     KOKH                          [*]                         [*]

(d)     WCHS                          [*]                         [*]

(e)     Norfolk Stations              [*]                         [*]

(f)     Kansas City Stations          [*]                         [*]

(g)     Milwaukee Stations            [*]                         [*]

(h)     Portland Stations             [*]                         [*]

(i)     Rochester Stations            [*]                         [*]

(j)     St. Louis Stations            [*]                         [*]
        (including KIHT)

(k)     New Orleans Stations          [*]                         [*]


                    2.9.2. Sellers and Buyer each represent, warrant, covenant, and agree with each other that the Base Purchase Price shall be allocated among the classes of Assets for each Station, as agreed by the parties within sixty
(60) days after the date hereof. Sellers and Buyer agree, pursuant to Section 1060 of the Code that the Base Purchase Price shall be allocated in accordance with this Section 2.9, and that all Tax returns and reports shall be filed consistent with such allocation. Notwithstanding any other provision of this Agreement, the provisions of this Section 2.9 shall survive the Closing Date without limitation.

                    2.9.3. If Sellers and Buyer are unable to agree on such allocation, within sixty (60) days following execution of this Agreement, Sellers and Buyer agree to retain a nationally recognized appraisal firm experienced in valuing broadcast properties which is mutually acceptable to Sellers and Buyer (the "Appraisal Firm") to appraise the classes of Assets of each Station in accordance with the allocation for the Stations set forth in Section 2.9. The Appraisal Firm shall be instructed to perform an appraisal of the classes of Assets of each Station and to deliver a report to Sellers and Buyer as soon as reasonably practicable (the "Appraisal Report"). Buyer and Sellers shall each pay one-half of the fees, costs and expenses of the Appraisal Firm whether or not the transactions contemplated hereby are consummated.



         2.10.      Assumption of Liabilities.

                    2.10.1. At the Closing (unless there shall have occurred a Payment Date, in which case the provisions of Section 2.10.2 and/or Section 2.10.3, as the case may be, shall apply), Buyer shall assume, pay, perform, discharge and indemnify and hold Sellers harmless from and against (a) all Liabilities arising out of events occurring on or after the Closing Date related to the businesses or operations of the Stations or Buyer's ownership of the Assets, (b) all Liabilities arising out of events occurring on or after the Closing Date with respect to the FCC Licenses, (c) all Liabilities arising on or after the Closing Date under the Station Contracts (including, without limitation, Trade-out Agreements) pursuant to their terms (except for Liabilities for any breaches thereunder by Sellers occurring prior to the Closing Date), (d) all Liabilities for which there is a downward adjustment to the Base Purchase Price in connection with the calculation of the Proration Amount, and (e) all Liabilities of Sellers to employees of the Stations to be assumed by Buyer in accordance with Section 8.4 hereof.

                    2.10.2.  If  Sellers  shall have  received  the Class A 100%
Payment, Buyer shall, at the Closing for the Class A Stations for which a Closing shall not have occurred prior to the Class A 100% Payment Date, assume, pay, perform, discharge and indemnify and hold Sellers harmless from and against
(a) all Liabilities arising out of events occurring on or after the Class A 100% Payment Date related to the businesses or operations of such Class A Stations or the ownership of the Assets related to such Class A Stations, (b) all Liabilities arising out of events occurring on or after the Class A 100% Payment Date with respect to FCC Licenses attributable to such Class A Stations, (c) all Liabilities arising on or after the Class A 100% Payment Date under the Station Contracts (including, without limitation, Trade-out Agreements) for such Class A Stations pursuant to their terms (except for Liabilities for any breaches thereunder by Sellers occurring prior to the Class A 100% Payment Date), (d) all Liabilities for which there is or would be a downward adjustment to the Class A 100% Payment in connection with the calculation of the Proration Amount for such Class A Stations, and (e) all Liabilities of Sellers to employees of such Class A Stations to be assumed by Buyer in accordance with Section 8.4 hereof.

                    2.10.3. If Sellers shall have received the Class B Payment, Buyer shall, at the Closing for the Class B Stations for which there shall not have been a

Closing prior to the Class B Payment Date, assume, pay, perform, discharge and indemnify and hold Sellers harmless from and against (a) all Liabilities arising out of events occurring on or after the Class B Payment Date related to the businesses or operations of such Class B Stations or the ownership of the Assets related to such Class B Stations, (b) all Liabilities arising out of events occurring on or after the Class B Payment Date with respect to FCC Licenses attributable to such Class B Stations, (c) all Liabilities arising on or after the Class B Payment Date under the Station Contracts (including, without limitation, Trade-out Agreement) for such Class B Stations pursuant to their terms (except for Liabilities for any breaches thereunder by Sellers occurring prior to the Class B Payment Date), (d) all Liabilities for which there is or would be a downward adjustment to the Class B Payment in connection with the calculation of the Proration Amount for such Class B Stations, and (e) all Liabilities of Sellers to employees of such Class B Stations to be assumed by Buyer in accordance with Section 8.4 hereof (the Liabilities described in Sections 2.10.1, 2.10.2 and 2.10.3, collectively, the "Assumed Liabilities").


                    2.10.4. Except for the Assumed Liabilities, Buyer assumes no other Liabilities of any kind or description.


         2.11.      News Corp. Guaranty

                    Contemporaneously with the execution and delivery of this Agreement, News Corp. has executed and delivered a Guaranty, pursuant to which News Corp. has absolutely and unconditionally guaranteed the prompt and complete payment and performance of each of the obligations of Sellers under this Agreement.


                                   ARTICLE 3.
                    REPRESENTATIONS AND WARRANTIES BY SELLERS

                  Each Seller with respect to itself and the Station and Assets owned or operated by such Seller (and not with respect to any other Seller or any other Stations or Assets), represents and warrants to Buyer as follows:


         3.1.       Organization and Standing.

                  Seller is duly organized, validly existing and in good standing under the laws of the state of its organization and is duly qualified to do business and is in good standing in any jurisdiction where it owns or operates a television or radio station and in each other jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has the corporate power and authority to own, lease and otherwise to hold and operate its Assets, to carry on the business of the Station as now conducted, and to enter into and perform the terms of this Agreement, the other Seller Documents to which it is a party and the transactions contemplated hereby and thereby.

         3.2.       Authorization.

                    The execution, delivery and performance of this Agreement and of the other Seller Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement and the Deposit Escrow Agreement constitute, and upon execution and delivery each other Seller Document to which it is a party will constitute, valid and binding agreements and obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

         3.3.       Compliance with Laws.

                    To Seller's knowledge, Seller is in material compliance with all Laws applicable to Seller, to its Assets and Stations and to its business and operations. Seller has obtained and holds all material permits, licenses and approvals (none of which has been modified or rescinded and all of which are in full force and effect) from all Governmental Authorities necessary in order to conduct the operations of its Stations as presently conducted.


         3.4.       Consents and Approvals; No Conflicts.

                    3.4.1. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by Seller, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person or Governmental Authority, except as follows: (a) filings required under Hart-Scott-Rodino, (b) consents to the assignment of the FCC Licenses to Buyer by the FCC, (c) filings, if any, with respect to real estate transfer taxes, and (d) certain of the Station Contracts may be assigned only with the consent of third parties, as specified in Schedule 3.4.

                    3.4.2. Assuming all consents, approvals, authorizations and other actions described in Section 3.4.1 have been obtained and all filings and notifications described in Section 3.4.1 have been made, the execution, delivery and performance of this Agreement and the other Seller Documents by Seller do not and will not (a) conflict with or violate in any material respect any Law applicable to Seller, its Assets or Stations or by which any of its Assets or Stations is subject or affected, (b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) of any Station Contract or other material agreement to which Seller is a party or by which Seller is bound or to which any of its Assets or Stations is subject or affected, (c) result in the creation of any Encumbrance upon its Assets, and (d) conflict with or violate the organizational documents of Seller.

         3.5.       Financial Statements; Undisclosed Liabilities.

                    3.5.1. Seller has provided to Buyer an unaudited balance sheet of its Stations as of May 31, 1997 (the "Balance Sheet"), and an unaudited statement of income and operating cash flows for the five month period ending May 31, 1997. The financial statements referred to in this Section 3.5.1 (a) present fairly in all material respects the financial condition of its Stations as of the date and the results of operations and operating cash flows for the period indicated (except for the financial statements provided with respect to KQRC for which Sellers make no such representation), and (b) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that the financial statements referred to in this Section 3.5.1 do not contain all footnotes and cash flow information from investing and financing activities required under generally accepted accounting principles and are subject to customary year-end adjustments).

                    3.5.2. There exist no Liabilities of Seller's Stations relating to, or arising out of, the business or operations of such Stations, contingent or absolute, matured or unmatured, known or unknown, except (a) as reflected on the Balance Sheet and (b) for Liabilities that (i) were incurred after May 31, 1997 (the "Current Balance Sheet Date") in the Ordinary Course of Business, or (ii) were not required to be reflected on the Balance Sheet in accordance with generally accepted accounting principles applied on a consistent basis.


         3.6.       Absence of Certain Changes or Events.

                    Except as set forth and described in Schedule 3.6, since the Current Balance Sheet Date, there has been no Material Adverse Effect. Since the Current Balance Sheet Date, Seller has conducted the business of its Stations in the Ordinary Course of Business, and Seller has not (a) incurred any extraordinary loss of, or injury to, any of its Assets as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty; (b) incurred, or become subject to, any Liability, except current Liabilities incurred in the Ordinary Course of Business; (c) discharged or satisfied any Encumbrance or paid any Liability other than current Liabilities shown in the Balance Sheet, current Liabilities incurred since the Current Balance Sheet Date in the Ordinary Course of Business, and Liabilities (including, without limitation, partial and complete prepayments) arising under any credit or loan agreement between Seller and its lenders; (d) mortgaged, pledged or subjected to any Encumbrance any of its Assets (except for Permitted Encumbrances); (e) made any material change in any method of accounting or accounting practice; (f) sold, leased, assigned or otherwise transferred any of its material Assets other than obsolete Assets which have been replaced by suitable replacements; (g) made any material increase in compensation or benefits payable to any employee other than in the Ordinary Course of Business; or (h) made any agreement to do any of the foregoing.

         3.7.       Absence of Litigation.

                    Except as set forth on Schedule 3.7 as of the date hereof, there is no material or, to Seller's knowledge, immaterial action, suit, investigation, claim, arbitration, litigation or similar proceeding, nor any order, decree or judgment pending or, to Seller's knowledge, threatened against Seller, its Assets or Stations before any Governmental Authority.

         3.8.       Assets.

                    Except for the Excluded Assets, Seller's Assets include all of the assets or property used or useful in the businesses of its Stations as presently operated. Except for leased or licensed Assets, Seller is the owner of, and has good title to, its Assets free and clear of any Encumbrances, except for Permitted Encumbrances (including, without limitation, those items set forth on Schedule 3.8). At the Closing, Buyer shall acquire good title to, and all right, title and interest in and to the Assets, free and clear of all Encumbrances, except for the Permitted Encumbrances.

         3.9.       FCC Matters.

                    Seller  holds the FCC  Licenses  listed as held by Seller on
Schedule 2.1.1. Such FCC Licenses constitute all of the licenses, permits and authorizations from the FCC which have been issued to Seller that are required for the business and operations of its Stations. Except as set forth on Schedule 3.9, such FCC Licenses are valid and in full force and effect through the dates set forth on Schedule 2.1.1, unimpaired by any condition, other than as set forth in the FCC Licenses. Except as set forth on Schedule 3.9, no application, action or proceeding is pending for the renewal or modification of any of Seller's FCC Licenses, and, except for actions or proceedings affecting television or radio broadcast stations generally, no application, complaint, action or proceeding is pending or, to Seller's knowledge, threatened that may result in the (a) the revocation, modification, non-renewal or suspension of any of such FCC Licenses, or (b) the issuance of a cease-and-desist order. Except as set forth in Schedule 3.9, Seller has no knowledge of any facts, conditions or events relating to Seller or its Stations that would reasonably be expected to cause the FCC to revoke any FCC License or not to grant any pending applications for renewal of the FCC Licenses or to deny the assignment of the FCC Licenses to a qualified Buyer as provided for in this Agreement.



         3.10.      Real Property.

                    3.10.1. Seller has good and marketable fee simple title to all fee estates included in the Real Property and good title to all other owned Real Property, in each case free and clear of all Encumbrances, except for Permitted Encumbrances.

                    3.10.2. Seller has a valid leasehold interest in all Leased Property listed as leased by Seller in Schedule 2.1.2. Schedule 2.1.2 lists all leases and subleases pursuant to which any of the Leased Property is leased by Seller. Seller is the owner and holder of all the Leased Property purported to be granted by such leases and subleases. Each such lease and sublease is valid as to Seller and, to Seller's knowledge valid as to any other party thereto, and is in full force and effect and, to Seller's knowledge, constitutes a legal and binding obligation of, and is legally enforceable against Seller and each other party thereto and grants the leasehold interest it purports to grant, including any rights to nondisturbance and peaceful and quiet enjoyment that may be contained therein. Seller is, and to the knowledge of Seller all other parties are, in compliance in all material respects with the provisions of such leases and subleases.

                    3.10.3.  The Real Property and the Leased Property listed in
Schedule 2.1.2 constitute all of the real property owned, leased or used by Seller in the business and operations of its Stations which is material to the business and operations of the Stations.

                    3.10.4. No portion of the Real Property or any building, structure, fixture or improvement thereon is the subject of, or affected by, any condemnation, eminent domain or inverse condemnation proceeding currently instituted or pending or, to the knowledge of Seller, threatened. To Seller's knowledge and to the extent that such documents are in Seller's possession, Seller has delivered to Buyer true, correct and complete copies of the following documents with respect to the Real Property and Leased Property: (i) deeds, by which Seller has received a fee interest in any of the Real Property; (ii) leases, by which Seller is the lessee or lessor of any of the Real Property;
(iii) title insurance policies or commitments; (iv) surveys; and (v) inspection reports or other instruments or reports, including, without limitation, any phase I or phase II environmental reports or other similar environmental reports, surveys or assessments (including any and all amendments and other modifications of such instruments).



         3.11.      Intellectual Property.

                    Seller possesses adequate rights, licenses and authority to use all Intellectual Property necessary to conduct the business of the Stations as presently conducted. Seller has good title to all Intellectual Property that it owns, free and clear of any Encumbrances, except for Permitted Encumbrances. Seller is not obligated to pay any royalty or other fees to anyone with respect to the Intellectual Property. Seller has not received any written notice to the effect that any service rendered by Seller relating to the business of the
Stations may infringe, or that Seller is otherwise infringing, on any Intellectual Property right or other legally protectable right of another. No director, officer or employee of Seller has any interest in any Intellectual Property.


         3.12.      Station Contracts.

                    Complete and correct copies of the Station Contracts set forth in Schedules 2.1.5, 2.1.6, and 2.1.8 (which schedules are true and correct in all material respects) have been made available to Buyer and (a) each such material Station Contract and, to Seller's knowledge, each such immaterial Station Contract, is in full force and effect and constitutes a legal, valid and binding obligation of Seller and, to Seller's knowledge, of each other party thereto; (b) Seller is not in breach or default in any material respect of the terms of any Station Contract; (c) none of the material rights of Seller under any such Station Contract will be subject to termination, nor will a default occur, as a result of the consummation of the transactions contemplated hereby, except to the extent that failure to obtain the prior consent to assignment thereof of any party thereto shall or could be interpreted to constitute a termination or modification of or a default under any such Station Contract; and
(d) to the knowledge of Seller, no other party to any such Station Contract is in breach or default in any material respect of the terms thereunder.


         3.13.      Taxes.

                    Seller has (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly filed all material Seller Tax Returns required to be filed by Seller on or before the Closing Date with respect to all material applicable Taxes. In the case of any Seller Tax Returns which receive an extension for their date of filing, such Seller Tax Returns will be considered due on, and not considered required to be filed before, the extended due date. To Seller's knowledge, all Seller Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Closing

Date, will be) true and complete in all material respects. Seller: (a) has paid all Taxes due to any Governmental Authority as indicated on the Seller Tax Returns; or (b) has established (or, in the case of amounts becoming due after the date hereof, prior to the Closing Date will have established) adequate reserves (in conformity with generally accepted accounting principles consistently applied) for the payment of such Taxes.



         3.14.      Employee Benefit Plans.

                    3.14.1. Schedule 3.14 lists all Plans and Benefit Arrangements (exclusive of severance arrangements and retention agreements) maintained by or contributed to by Seller or HMC for the benefit of the employees of Seller's Stations (collectively, the "Benefit Plans"). Each Benefit Plan has been maintained in material compliance with its terms and with ERISA, the Code and other applicable Laws.

                    3.14.2. Schedule 3.14 sets forth a list of all Qualified Plans maintained by or contributed to by Seller or HMC for the benefit of the employees of Seller's Stations. All such Qualified Plans and any related trust agreements or annuity agreements (or any other funding document) have been maintained in material compliance with ERISA and the Code (including, without limitation, the requirements for tax qualification described in Section 401 thereof), other than any Multiemployer Plan. To Seller's knowledge, any trusts established under such Plans are exempt from federal income taxes under Section 501(a) of the Code.

                    3.14.3. Schedule 3.14 lists all funded Welfare Plans that provide benefits to current or former employees of Seller or its beneficiaries. To Seller's knowledge, the funding under each Welfare Plan does not exceed and has not exceeded the limitations under Sections 419A(b) and 419A(c) of the Code. To Seller's knowledge, neither HMC nor Seller is subject to taxation on the income of any Welfare Plan's welfare benefit fund (as such term is defined in Section 419(e) of the Code) under Section 419A(g) of the Code.

                    3.14.4. Neither HMC nor Seller has any post-retirement medical, life insurance or other benefits promised, provided or otherwise due now or in the future to current, former or retired employees of Seller's Stations.

                    3.14.5.  To  Seller's  knowledge,  except  as set  forth  in
Schedule 3.14, HMC has (a) filed or caused to be filed all returns and reports on the Plans that it is required to file and (b) paid or made adequate provision for all fees, interest, penalties, assessments or deficiencies that have become due pursuant to those returns or reports or pursuant to any assessment or adjustment that has been made relating to those returns or reports. All other fees, interest, penalties and assessments that are payable by or for HMC and/or Seller have been timely reported, fully paid and discharged. There are no unpaid fees, penalties, interest or assessments due from HMC and/or Seller or from any other person that are or could become an Encumbrance on any of its Assets or could otherwise adversely affect the businesses or Assets of Seller. To Seller's knowledge, HMC has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due. HMC has furnished to Buyer true and complete copies of all documents setting forth the terms and funding of each Plan.


                    3.14.6. Except as set forth in Schedule 3.14, neither Seller nor any ERISA Affiliate has ever sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Plan subject to
Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan). Neither Seller nor any ERISA Affiliate of Seller (since January 1, 1989) has terminated or withdrawn from or sought a funding waiver with respect to any plan subject to Title IV of ERISA, and no facts exist that could reasonably be expected to cause such actions in the future; no accumulated funding deficiency (as defined in Code Section 412), whether or not waived, exists with respect to any such plan; no reportable event (as defined in ERISA
Section 4043) has occurred with respect to any such plan (other than events for which reporting is waived); all costs of any such plans have been provided for on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and the assets of each such plan, as of its last valuation date, exceeded its "Benefit Liabilities" (as defined in ERISA Section 4001(a)(16)); and, since the last valuation date for each such plan, no such plan has been amended or changed to increase the amounts of benefits thereunder and, to the knowledge of Seller, there has been no event that would reduce the excess of assets over benefit liabilities; and except as set forth in Schedule 3.14, neither Seller nor any ERISA Affiliate has ever made or been obligated to make, or reimbursed or been obligated to reimburse another employer for, contributions to any Multiemployer Plan.

                    3.14.7. No claims or lawsuits are pending or, to the knowledge of Seller, threatened by, against, or relating to any Benefit Plan. To Seller's knowledge, the Benefit Plans are not presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental agency or entity and no matters are pending with respect to any Qualified Plan under the IRS's Voluntary Compliance Resolution program, its Closing Agreement Program, or other similar programs.

                    3.14.8. With respect to each Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any liability for Sellers.


                    3.14.9. Seller has no liability (whether actual, contingent, with respect to any of its Assets or otherwise) with respect to any employee benefit plan that is not a Benefit Plan (exclusive of severance arrangements and retention agreements) or with respect to any employee benefit plan sponsored or maintained (or which has been or should have been sponsored or maintained) by any ERISA Affiliate.

                    3.14.10. All group health plans of Seller and its ERISA Affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code, and Seller has provided, or will have provided before the Closing Date, to individuals entitled thereto all required notices and coverage pursuant to Section 4980B with respect to any "qualifying event" (as defined therein) occurring before or on the Closing Date.



         3.15.      Labor Relations.

                    Seller has made available to Buyer a true and complete list of all employees of Seller engaged in the business or operations of the Stations as of the date set forth on the list, together with such employee's position, salary and date of hire. Schedule 3.15 lists all written employment contracts of Seller and all written agreements, plans, arrangements, commitments and understandings pursuant to which HMC or Sellers have severance obligations. Except as set forth on Schedule 3.15, no labor union or other collective bargaining unit represents or, to Seller's knowledge, claims to represent, any of the employees of the Station. Except as set forth in Schedule 3.15, there are no strikes, work stoppages, grievance proceedings, union organization efforts, or other controversies pending between Seller and any union or collective bargaining unit representing (or, to Seller's knowledge, claiming to represent) Seller's employees. Seller is in compliance with all Laws relating to the employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration and the withholding of income taxes, unemployment compensation, worker's compensation, employee privacy and right to know and social security contributions, except for any noncompliance which would not have a Material Adverse Effect. Except as set forth in Schedule 3.15 hereto, there are no collective bargaining agreements relating to Seller's Stations or the business and operations thereof.

         3.16.      Environmental Matters.

                    3.16.1. Except as set forth in Schedule 3.16, to Seller's knowledge (which knowledge is based on the items set forth on Schedule 3.16), Seller is in material compliance with, and the Real Property and all improvements thereon are in material compliance with, all Environmental Laws.

                    3.16.2. Except as set forth in Schedule 3.16, there are no pending or, to the knowledge of Seller, threatened actions, suits, claims, or other legal proceedings based on (and Seller has not received any written notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority arising out of or attributable to): (a) the current or past presence at any part of the Real Property of Hazardous Materials; (b) the current or past release or threatened release into the environment from the Real Property (including, without limitation, into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials; (c) the off-site disposal of Hazardous Materials originating on or from the Real Property or the businesses or Assets of Seller; (d) any facility operations or procedures of Seller which do not conform to requirements of the Environmental Laws; or (e) any violation of Environmental Laws at any part of the Real Property arising from Seller's activities involving Hazardous Materials. To the knowledge of Seller, Seller has been duly issued all material permits, licenses, certificates and approvals required under any Environmental Law.


         3.17.      Insurance.

                    Schedule 3.17 contains a true and complete list and brief summary of all policies of title, property, fire, casualty, liability, life, workmen's compensation, libel and slander, and other forms of insurance of any kind relating to Seller's Assets or the business and operations of its Stations. All such policies: (a) are in full force and effect; (b) are sufficient for compliance in all material respects by Seller with all requirements of Law and of all material agreements to which Seller is a party; and (c) to Seller's knowledge, are valid, outstanding, and enforceable policies and Seller is not in default in any material respect thereunder.


         3.18.      Reports.

                    All material returns, reports and statements that the Station is currently required to file with the FCC or any governmental agency have been timely filed, and all reporting requirements of the FCC and other governmental authorities having jurisdiction thereof have been complied with by Seller in all material respects. All of such reports, returns and statements are complete and correct in all material respects as filed. To Seller's knowledge, all documents required by the FCC to be deposited by Seller in Seller's public file (as defined in the rules and regulations of the FCC) during the period of operation of the Stations by Seller have been deposited therein.



                                   ARTICLE 4.
                     REPRESENTATIONS AND WARRANTIES BY BUYER

                    Buyer represents, warrants and covenants to Sellers as follows:


         4.1.       Organization and Standing.

                    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Maryland and by the Closing Date will be duly qualified to do business as a foreign corporation where such qualification is necessary. Buyer has the full corporate power and corporate authority to enter into and perform the terms of this Agreement and the other Buyer Documents and to carry out the transactions contemplated hereby and thereby.


         4.2.       Authorization.

                    The  execution,  delivery and  performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement and the Deposit Escrow Agreement constitute, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.


         4.3.       Consents and Approvals; No Conflicts.

                    4.3.1. The execution and delivery of this Agreement, and the performance of the transactions contemplated herein by Buyer, will not require any consent, approval, authorization or other action by, or filing with or notification to, any Person or Governmental Authority, except as follows: (a) filings required under Hart-Scott-Rodino, (b) approvals of the assignment of the FCC Licenses to Buyer by the FCC and (c) filings, if any, with respect to real estate transfer taxes.

                    4.3.2. Assuming all consents, approvals, authorizations and other actions described in Section 4.3.1 have been obtained and all filings and notifications described in Section 4.3.1 have been made, the execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer do not and will not (a) conflict with or violate any material Law applicable to Buyer,
(b) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) of any material contract or material agreement to which Buyer is a party or by which Buyer is bound, or (c) conflict with or violate the organizational documents of Buyer.



         4.4.       Availability of Funds.

                    Buyer will have available on the Closing Date, on each Payment Date, and on the date of the Class A Makewell Closing and the date of the Class B Makewell Closing sufficient funds to enable it to consummate the transactions contemplated hereby.


         4.5.       Qualification of Buyer.

                    4.5.1. Except as disclosed in Schedule 4.5.1, Buyer is, and pending Closing will remain legally, financially and otherwise qualified under the Communications Act and all rules, regulations and policies of the FCC to acquire and operate the Stations. Except as disclosed in Schedule 4.5.1, there are no facts or proceedings which would reasonably be expected to disqualify Buyer under the Communications Act or otherwise from acquiring or operating any of the Stations or would cause the FCC not to approve the assignment of the FCC Licenses to Buyer. Except as disclosed in Schedule 4.5.1, Buyer has no knowledge of any fact or circumstance relating to Buyer or any of Buyer's Affiliates that would reasonably be expected to (a) cause the filing of any objection to the assignment of the FCC Licenses to Buyer, or (b) lead to a delay in the processing by the FCC of the applications for such assignment. Except as disclosed in Schedule 4.5.1, no waiver of any FCC rule or policy is necessary to be obtained for the grant of the applications for the assignment of the FCC Licenses to Buyer, nor will processing pursuant to any exception or rule of general applicability be requested or required in connection with the consummation of the transactions herein.

                    4.5.2. As of the date hereof and through the later to occur of the HSR Filing and the filing of the FCC Applications, except as set forth on
Schedule 4.5.1, neither Buyer nor any Affiliate of Buyer (a) owns, controls or operates any television or radio station located in any DMA in which a Station is located; (b) has any direct or indirect interest, including, without limitation, any equity, debt, security or any other financial interest, whether or not "attributable" (as defined in the rules and regulations of the FCC), or management interest, in (i) any television or radio station located in any DMA in which a Station is located, or (ii) any applicant seeking to construct or acquire, by assignment of license or transfer of control, any such television or radio station (an "Applicant"); or (c) is a party to any TBA with a television or radio station located in any DMA in which a Station is located, or with any Applicant. Buyer acknowledges and agrees that the representations set forth in this Section 4.5.2 shall take into account and include (a) the consummation of any proposed or pending acquisition (as of the date hereof and through the later to occur of the HSR Filing and the filing of the FCC Applications) of television or radio stations (including the acquisition of the Stations) by Buyer or any Affiliate of Buyer or any Applicant, and (b) any TBA or proposed or pending TBA (as of the date hereof and through the later to occur of the HSR Filing and the filing of the FCC Applications) to which Buyer or any Affiliate of Buyer is or may become a party.



         4.6.       WARN Act.

                    Buyer is not planning or contemplating, and has not made or taken, any decisions or actions concerning the employees of the Stations after the Closing Date that would require the service of notice under the Worker Adjustment and Retraining Act of 1988, as amended.


         4.7.       No Outside Reliance.

                    Buyer has not relied and is not relying on any statement, representation or warranty not made in this Agreement, any Schedule hereto or any certificate to be delivered to Buyer at the Closing pursuant to this Agreement. Buyer is not relying on any projections or other predictions contained or referred to in materials (other than the Schedules) that have been or may hereafter be provided to Buyer or any of its Affiliates, agents or representatives, and Sellers make no representations or warranties with respect to any such projections or other predictions.


         4.8.       Interpretation of Certain Provisions.

                    Buyer has not relied and is not relying on the specification of any dollar amount in any representation or warranty made in this Agreement or any Schedule hereto to indicate that such amounts, or higher or lower amounts, are or are not material, and agrees not to assert in any dispute or controversy between the parties hereto that specification of such amounts indicates or is evidence as to whether or not any obligation, item or matter is or is not material for purposes of this Agreement and the transactions contemplated hereby.

                                   ARTICLE 5.
                               PRE-CLOSING FILINGS


         5.1.       Applications for FCC Consent.

                    Within ten (10) days following the execution of this Agreement, Sellers and Buyer (or any direct or indirect wholly-owned subsidiary of Buyer which is a permitted assignee of Buyer under Section 15.6.1) shall jointly file applications for the Stations with the FCC requesting its consent to the assignment of the FCC Licenses for the Stations from Sellers to Buyer (the "FCC Applications"). Sellers and Buyer will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to obtain promptly the requested consents and approvals of the FCC Applications by the FCC.


         5.2.       Hart-Scott-Rodino.

                    Within ten (10) days following the execution of this Agreement, Sellers and Buyer shall complete any filing that may be required pursuant to Hart-Scott-Rodino (each an "HSR Filing"). Sellers and Buyer shall diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested in order to comply with, the requirements of Hart-Scott-Rodino.


         5.3.       Non-Required Actions.

                    Except as set forth in Section 5.4, none of the parties hereto shall have any obligation to take any steps pursuant to Section 5.1 or
Section 5.2 which would be reasonably expected to result in the incurrence of a material cost or other liability or which would require the divestiture of any business or assets of any party hereto or any Affiliate thereof. Notwithstanding anything to the contrary in the preceding sentence, Buyer shall have the obligation to make all payments to Sellers in accordance with the terms and conditions herein.


         5.4.     KOKH Divestiture.

                  Notwithstanding anything in Section 5.1 or Section 5.2 to the contrary, Buyer shall represent, warrant, covenant and agree in the FCC Applications filed pursuant to Section 5.1 and in any HSR Filing pursuant to
Section 5.2, to divest any economic interests (other than an option or similar right to acquire a future economic interest that would not be cognizable under the FCC rules and regulations or reportable under the Antitrust Laws) to be acquired by Buyer in KOKH pursuant to the transactions contemplated herein to a third party who shall not be an

Affiliate of Buyer (upon the consummation of such divestiture, neither Buyer nor any Affiliate of Buyer shall have an attributable interest in KOKH). Buyer shall use its best efforts to consummate such divestiture as promptly as practicable. Buyer represents and warrants to Sellers that such divestiture of KOKH will occur in a timely manner so that there will be no delay in the issuing of the FCC Orders or the expiration or termination of all applicable Hart-Scott-Rodino waiting periods.



                                   ARTICLE 6.
                       COVENANTS AND AGREEMENTS OF SELLERS

                  Each Seller covenants and agrees with Buyer as follows:


         6.1.       Negative Covenants.

                    Pending and prior to the earlier of the applicable Closing for each Station or an Account Sale or a Makewell Sale (as applicable), Seller will not, without the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned, except in the case of matters referred to in Sections 6.1.7, 6.1.9 and 6.1.11, with respect to which Buyer's consent may be withheld in its sole and absolute discretion), do or agree to do any of the following:

                    6.1.1.      Dispositions; Mergers.

                    Sell, assign, lease or otherwise transfer or dispose of any of its Assets other than at substantially fair market value and in the Ordinary Course of Business; or merge or consolidate with or into any other entity or enter into any contracts or agreements relating thereto.

                    6.1.2.      Accounting Principles and Practices.

                    Change or modify any of Seller's accounting principles or practices or any method of applying such principles or practices.

                    6.1.3.      Trade-out Agreements.

                    Enter into or renew any Trade-out Agreement that would be binding on Buyer after the Closing Date, except in the Ordinary Course of Business and which requires the provision of broadcast time having a value of less than (a) $25,000 individually, and (b) together with existing Trade-out Agreements still in effect as of the Closing Date, $250,000 in the aggregate as of the Closing Date for any Television Station or any Radio Group.

                    6.1.4.      Broadcast Time Sales Agreements.

                    Enter into or renew any Time Sales Agreement except in the Ordinary Course of Business and which are for cash at prevailing rates for a term not exceeding twelve (12) months.

                    6.1.5.      Network Affiliation Agreements and TBAs.

                    Acquire   or  enter   into  or  renew  any  TBA  or  network
affiliation agreement.

                    6.1.6.      Additional Agreements.

                    Acquire or enter into any new Station Contracts not referred to in Sections 6.1.3, 6.1.4 or 6.1.5 above, or renew, extend, amend, alter, modify or otherwise change any existing Station Contract, except in the Ordinary Course of Business (collectively, "Additional Agreements"); provided, however, Seller shall not enter into (a) any Program Contract for any Television Station which will be binding on Buyer after the Closing Date, or (b) any other Station Contract requiring payments by Seller under each Station Contract in excess of $50,000. For purposes of clause (a) above, Sellers acknowledge that it shall not be unreasonable for Buyer to withhold its consent to approve of any Program Contract where Buyer, acting in good faith, has reason to conclude that it can acquire such programming on better terms.

                    6.1.7.      Breaches.

                    Do or omit to do any act which will cause a material breach of any Station Contract.

                    6.1.8.      Employee Matters.

                    Enter into or become subject to any employment, labor, union, or professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan; or increase the compensation payable or to become payable to any employee, or pay or arrange to pay any bonus payment to any employee, except in the Ordinary Course of Business.

                    6.1.9.      Actions Affecting FCC Licenses.

                    Take any action which may jeopardize the validity or enforceability of or rights under the FCC Licenses.

                    6.1.10.     Programming.

                    Program or broadcast any Program Contract or syndicated program, except in the Ordinary Course of Business.

                    6.1.11.     Encumbrances.

                    Create, assume or permit to exist any Encumbrances upon any of the Assets except for Permitted Encumbrances and Encumbrances that will be discharged prior to or on the Closing Date.

                    6.1.12.     Transactions With Affiliates.

                    Enter into any transaction with any Affiliate of any Seller, News Corp. or any Affiliate of News Corp. that will be binding upon Buyer, the Assets or any Station on or after the Closing Date, except for transactions not otherwise prohibited by this Section 6.1 and transactions between and among Stations operating in the same DMA in the Ordinary Course of Business, in each case on arm's length terms.


         6.2.       Affirmative Covenants.

                    Pending and prior to the earlier of the applicable Closing for each Station or an Account Sale or a Makewell Sale (as applicable), each Seller will:

                    6.2.1.      Preserve Existence.

                    Preserve its corporate  existence and business  organization intact, maintain its existing franchises and licenses, use commercially reasonable efforts to preserve for Buyer the relationships of its Stations with suppliers, customers, employees and others with whom such Stations have business relationships, and keep all of its Assets substantially in their present condition, ordinary wear and tear excepted.

                    6.2.2.      Normal Operations.

                    Subject to the terms and conditions of this Agreement (including, without limitation, Section 6.1), (a) carry on the businesses and activities of its Stations, including without limitation, promotional activities, the sale of advertising time, entering into other contracts and agreements, or purchasing and scheduling of programming, in the Ordinary Course of Business; (b) pay or otherwise satisfy all obligations (cash and barter) of its Stations in the Ordinary Course of Business; provided, however, Seller shall bring current as of the Closing Date all payments that are due and payable under Program Contracts as originally contracted; (c) maintain its books of account, records, and files in substantially the same manner as heretofore; and (d) maintain its Assets in customary repair, maintenance and condition, except to the extent of normal wear and tear, and repair or replace, consistently with the Ordinary Course of Business, any Asset that may be damaged or destroyed; notwithstanding the foregoing, Buyer acknowledges that none of the Sellers shall be obligated to spend any funds on capital expenditures after the date hereof, except for the repair or replacement of Assets that may be damaged or destroyed.


                    6.2.3.      Maintain FCC Licenses.

                    Maintain the validity of the FCC Licenses, and comply in all material respects with all requirements of the FCC Licenses and the rules and regulations of the FCC.

                    6.2.4.      Network Affiliation.

                    Use its best efforts to maintain in full force and effect Seller's present network affiliation agreements for its Stations (and any and all modifications and renewals thereof).

                    6.2.5.      Station Contracts.

                    Pay and perform its obligations in the Ordinary Course of Business under the Station Contracts to which it is a party and under any Additional Agreements that shall be entered into by Seller between the date hereof and the Closing pursuant to Section 6.1.6, in accordance with the respective terms and conditions of such Station Contracts.

                    6.2.6.      Taxes.

                    Pay or discharge all Taxes when due and payable.

                    6.2.7.      Access.

                    Cause to be afforded to representatives of Buyer reasonable access during normal business hours to offices, properties, assets, books and records, contracts and reports of its Stations, as Buyer shall from time to time reasonably request; provided, however, that (a) such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel or operations of Seller or its Stations, and (b) under no circumstances shall Seller be required to provide access to Buyer or any representative of Buyer (i) any information or materials subject to confidentiality agreements with third parties required to be kept confidential by applicable Laws, or (ii) any privileged attorney-client communications or attorney work product. All requests for access to the offices, properties, assets, books and records, contracts and reports of its Stations shall be made to such representatives as Seller shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Buyer acknowledges and agrees that neither Buyer nor its representatives shall contact any of the employees, customers, suppliers, partners, or other associates or Affiliates of Seller or its Stations, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such representatives of Seller. Subject to and in accordance with the terms of this Section 6.2.7, Sellers shall cooperate in all reasonable respects with Buyer's request to conduct an audit of the Sellers' financial information as Buyer may reasonably determine is necessary to satisfy Buyer's public company reporting requirements pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 including, without limitation, (a) using commercially reasonable efforts to obtain the consent of Sellers' auditors to permit Buyer and Buyer's auditors to have access to such auditors' work papers, and, (b) consenting to such access by Buyer. Under no circumstance shall the preparation of any financial statements pursuant to such audit: (a) require any Seller to change or modify any accounting policy, (b) cause any unreasonable disruption in the business or operations of any Station, or (c) cause any delay that is more than de minimis in any internal reporting requirements of any Seller. All costs and expenses incurred in connection with the preparation of (and assimilation of relevant information for) any such financial statements shall be paid by Buyer.


                    6.2.8.      Insurance.

                    Maintain in full force and effect all of its existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof.

                    6.2.9.      Financial Statements.

                    Provide Buyer with unaudited monthly statements of assets and liabilities of Seller relating to the business and operations of its Stations, and monthly statements of revenues and expenses reflecting the results of business and operations of its Stations for May, 1997 and for each month thereafter, within thirty (30) days after the end of each such month. Sellers further agree to provide Buyer with weekly sales pacing reports for the Stations and copies of any financial statements that Sellers received in connection with the acquisition of KQRC.

                    6.2.10.     Consents.

                    (a) Take all reasonable action required to obtain all consents, approvals and agreements of any third parties necessary to authorize, approve or permit the consummation of the transactions contemplated by this Agreement, including, without limitation, any consent of the parties to the Station

Contracts designated as necessary in Schedule 3.4 in order to consummate the transactions contemplated hereby (collectively, the "Restricted Contracts"). Notwithstanding anything to the contrary set forth in this Agreement or otherwise, to the extent that the consent or approval of any third party is required under any Restricted Contract, Seller shall only be required to use reasonable efforts (not involving the payment by Seller of any money to any party to any such Restricted Contract, except to the extent required by Section 6.2.10(b)) to obtain such consents and approvals, and in the event that Seller fails to obtain any such consent or approval, Buyer shall have no right to terminate this Agreement.


                    (b) Notwithstanding anything to the contrary in clause (a) above, Seller shall retain, until such time as any required consents shall have been obtained by Seller, all rights to and under any Station Contract which requires the consent of any other party thereto for assignment to Buyer if such consent has not been obtained on the Closing Date (the "Deferred Contract"). Until the assignment of the Deferred Contract, (i) Seller shall continue to use all commercially reasonable efforts and Buyer shall cooperate with Seller to obtain the consent and/or to remove any other impediments to such assignment, and (ii) Seller and Buyer agree to cooperate in any lawful arrangement to provide (to the extent permitted without breach of such Deferred Contract) that Buyer shall receive the benefits of such interest after the Closing Date to the same extent as if it were Seller; provided, however, if Buyer shall fail to receive such benefits after the Closing Date for any Leased Property that is a main transmitter tower site or a studio site for any Station (the "Designated Properties"), Seller agrees to make such payments as are necessary for Buyer to receive such benefits as long as the aggregate amount of all such payments does not exceed Two Hundred Thousand Dollars ($200,000) for all such Designated Properties under this Agreement and the New Orleans Agreement. If, subsequent to the Closing, Seller shall obtain required consents to assign any Deferred Contract, the Deferred Contract for which consent to assign has been obtained shall at that time be deemed to be conveyed, granted, bargained, sold, transferred, setover, assigned, released, delivered and confirmed to Buyer, without need of further action by Seller or of future documentation.

                    6.2.11.     Corporate Action.

                    Take all corporate action (including, without limitation, all shareholder action), under the Law of any state having jurisdiction over Sellers necessary to effectuate the transactions contemplated by this Agreement and the other Seller Documents.

                    6.2.12.     Environmental Audit.

                    Sellers shall permit Buyer and Buyer's agents, as soon as practical after the date hereof and upon Buyer's request therefor, access to the Real Property and the Leased Property for the purpose of conducting, at Buyer's expense,

Phase I and Phase II environmental audits. Any such environmental audits shall be conducted by a reputable environmental investigatory firm of Buyer's choice subject to the reasonable approval of Sellers and in a manner as will not unreasonably interfere with the normal business and operations of any of the Stations.



         6.3.       Confidentiality.

                    Sellers shall, at all times, maintain strict confidentiality with respect to all documents and information furnished to Sellers by or on behalf of Buyer. Nothing shall be deemed to be confidential information that:
(a) is known to Sellers at the time of its disclosure to Sellers; (b) becomes publicly known or available other than through disclosure by Sellers; (c) is received by Sellers from a third party not actually known by Sellers to be bound by a confidentiality agreement with or obligation to Buyer; or (d) is independently developed by Sellers. Notwithstanding the foregoing provisions of this Section 6.3, Sellers may disclose such confidential information (a) to the extent required or deemed advisable to comply with applicable Laws; (b) to its officers, directors, employees, representatives, financial advisors, attorneys, accountants, and agents with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and (c) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Sellers will return to Buyer all documents and other material prepared or furnished by Buyer relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Agreement.


         6.4.       Trustee Acknowledgment.

                    Contemporaneously with the execution and delivery of the Trust Agreement, Sellers shall cause the Trustee to execute a certificate or acknowledgment for the benefit of Buyer, pursuant to which the Trustee acknowledges and agrees to those items and obligations set forth in Section 3.1(c) of the Trust Agreement, attached as an exhibit to the Transfer Agreement.


                                   ARTICLE 7.
                        COVENANTS AND AGREEMENTS OF BUYER

                    Buyer covenants and agrees with Sellers as follows:


         7.1.       Confidentiality.

                    Buyer shall, at all times prior to the Closing, maintain strict confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Sellers. Nothing shall be deemed to be confidential information that: (a) is known to Buyer at the time of its disclosure to Buyer; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is received by Buyer from a third party not actually known by Buyer to be bound by a confidentiality agreement with or obligation to Sellers; or (d) is independently developed by Buyer. Notwithstanding the foregoing provisions of this Section 7.1, Buyer may disclose such confidential information (a) to the extent required or deemed advisable to comply with applicable Laws; (b) to its officers, directors, partners, employees, representatives, financial advisors, attorneys, accountants, agents, underwriters, lenders, investors and any other potential sources of financing with respect to the transactions contemplated hereby (so long as such parties agree to maintain the confidentiality of such information); and (c) to any Governmental Authority in connection with the transactions contemplated hereby. In the event this Agreement is terminated, Buyer will return to Sellers all documents and other material prepared or furnished by Sellers relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement.



         7.2.       Corporate Action.

                    Prior to the Closing, Buyer shall take all corporate action (including, without limitation, all shareholder action), under the Laws of any state having jurisdiction over Buyer necessary to effectuate the transactions contemplated by this Agreement and the other Buyer Documents.


         7.3.       Access.

                    From and after the Closing Date, Buyer shall cause to be afforded to representatives of Sellers reasonable access during normal business hours to the offices, books and records, contracts and reports of the Stations, as Sellers shall from time to time reasonably request; provided, however, that
(a) such investigation shall only be upon reasonable notice and shall not unreasonably disrupt the personnel or operations of Buyer or the Stations, and
(b) under no circumstances shall Buyer be required to provide access to Sellers or any representatives of Sellers (i) any information or materials subject to confidentiality agreements with third parties required to be kept confidential by applicable Laws, or (ii) any privileged attorney-client communications or attorney work product. All requests for access to the offices, books and records, contracts and reports of the Stations shall be made to such representatives as Buyer shall designate in writing, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. Buyer agrees not to dispose of any books and records, contracts and reports of the Stations which relate to the operations of the Stations during the period during which the Stations were owned by Sellers without consulting with Sellers prior to disposal thereof and taking any reasonable action requested by Sellers with respect to retention and transfer to Sellers thereof.

         7.4.       Collection of Receivables.

                    At the Closing, Sellers shall assign the Accounts Receivables to Buyer for collection purposes only, and, within ten (10) business days after the Closing Date, Sellers shall furnish to Buyer a list of the Accounts Receivables by accounts and the amounts then owing. Buyer agrees, for a period of one hundred fifty (150) days following the Closing Date, without any requirement to litigate to collect the Accounts Receivables, to use its reasonable efforts (with at least the care and diligence Buyer uses to collect its own accounts receivable) to collect for Sellers the Accounts Receivables and to remit to respective Sellers on the fifth day following the last day of each month occurring during such one hundred fifty (150) day period (or, if any such day is a Saturday, Sunday or holiday, on the next day on which banking transactions are resumed), collections received by Buyer with respect to the Accounts Receivables. Buyer shall not make any referral or compromise of any Accounts Receivable to a collection agency or attorney for collection and shall not compromise for less than full value any Account Receivable without the prior written consent of the Seller that owns such Account Receivable. Any Account Receivable not collected by Buyer within one hundred fifty (150) days following the Closing Date shall revert to the Seller that owns such Account Receivable. Buyer shall reassign, without recourse to the Buyer, each Account Receivable and deliver to the Seller that owns such Account Receivable, all records relating thereto on the same day as it remits to such Seller the collections received. All payments in respect of the Accounts Receivables received during the one hundred fifty (150) day period shall be first applied to the oldest balance then due on the Accounts Receivables unless the account debtor indicates in writing that payment is to be applied otherwise due to a dispute over an Account Receivable. Buyer agrees, upon the reasonable request of any Seller, to furnish to such Seller periodic reports on the status of its Accounts Receivables. Buyer shall have no right to set-off any amounts collected for Accounts Receivable for any amounts owed to Buyer by Sellers; provided, however, that Buyer shall have the right to seek indemnification in accordance with the terms and conditions of this Agreement.


                                   ARTICLE 8.
                       MUTUAL COVENANTS AND UNDERSTANDINGS
                              OF SELLERS AND BUYER


         8.1.       Possession and Control.

                    Between the date hereof and the Closing Date (notwithstanding that a Payment Date shall have occurred or any other provisions hereof), Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the business and operations of the Stations, and such operation, including complete control and supervision of all programming, shall be the sole responsibility of Sellers. On and after the Closing Date, Sellers shall have no control over, or right to intervene, supervise, direct or participate in, the business and operations of the Stations.



         8.2.       Risk of Loss.

                    The risk of loss or damage by fire or other casualty or cause to the Assets until the Closing Date shall be upon Sellers (or in the event of any Payment Date, thereafter the risk of loss shall be upon the Buyer for those Stations to which such Payment Date relates). In the event of loss or damage prior to the Closing Date (or a Payment Date, if applicable) with respect to which Sellers have adequate replacement cost insurance and which has not been restored, replaced, or repaired as of the Closing Date (or a Payment Date, if applicable), Buyer shall proceed with the Closing (or shall pay the Payment, if applicable) and receive at Closing (or immediately after a Payment, if applicable), the insurance proceeds or an assignment of the right to receive such insurance proceeds, as applicable, to which Sellers otherwise would be entitled, whereupon Sellers shall have no further liability to Buyer for such loss or damage; provided, however, if the failure of such Assets to be restored, replaced or repaired results in the regular broadcast transmission of any Station (including its effective radiated power) to be diminished in any material respect on what would otherwise be the Closing Date (or a Payment Date, if applicable), then either or both of Sellers and Buyer shall be entitled, by written notice to the other, to postpone the Closing Date (or a Payment Date, if applicable) for such Station for a period of up to ninety (90) days; provided, however, any delay in the Closing (or Payment, if applicable) for any Station shall not result in a delay of the Closing (or Payment, if applicable) for any other Stations which are to proceed to the Closing Date hereunder. In the event that such Station's broadcast transmission has not been resumed by such postponed Closing Date, either party may terminate the transactions contemplated herein with respect to such Station (and, if the Deposit Release Date shall have occurred, then Buyer shall receive that portion of the Deposit allocable to such Station or, if later, when the Deposit Release Date occurs) unless Buyer agrees to proceed with the Closing and receive at the Closing insurance proceeds or an assignment of the right to receive such insurance proceeds, as applicable, to which Sellers otherwise would be entitled, whereupon Sellers shall have no further liability to Buyer for such loss or damage with respect to such Station.


         8.3.       Public Announcements.

                    Sellers and Buyer shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Sellers or Buyer is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.



         8.4.       Employee Matters.

                    8.4.1. Upon consummation of the Closing hereunder, Buyer shall offer employment to each of the employees of the Stations (including those on leave of absence, whether short-term, long-term, family, maternity, disability, paid, unpaid or other), at a comparable salary, position and place of employment as held by each such employee immediately prior to the Closing Date (such employees who are given such offers of employment are referred to herein as the "Transferred Employees"). Nothing in this Section 8.4.1 is intended to guarantee employment for any Transferred Employee for any length of time after the Closing Date.

                    8.4.2. Except as provided otherwise in this Section 8.4, Sellers shall pay, discharge and be responsible for (a) all salary and wages arising out of or relating to the employment of the employees of the Stations prior to the Closing Date and (b) any employee benefits arising under the Benefit Plans of Sellers and their Affiliates during the period prior to the Closing Date. From and after the Closing Date, Buyer shall pay, discharge and be responsible for all salary, wages and benefits arising out of or relating to the employment of the Transferred Employees by Buyer on and after the Closing Date. Buyer shall be responsible for all severance Liabilities, and all COBRA Liabilities for any Transferred Employees of the Stations terminated on or after the Closing Date, including, without limitation all Liabilities under the retention and severance agreements entered into pursuant to Section 8.4.9 (subject to Sellers' reimbursement obligations set forth in Section 8.4.9).

                    8.4.3. Buyer shall cause all Transferred Employees as of the Closing Date to be eligible to participate in its "employee welfare benefit plans" and "employee pension benefit plans" (as defined in Section 3(1) and 3(2) of ERISA, respectively) of Buyer in which similarly situated employees of Buyer are generally eligible to participate; provided, however, that all Transferred Employees and their spouses and dependents shall be eligible for coverage immediately after the Closing Date (and shall not be excluded from coverage on account of any pre-existing condition) to the extent provided under such plans with respect to Transferred Employees.

                    8.4.4. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which a Transferred Employee may be eligible after the Closing,

Buyer shall ensure that, to the extent permitted by law, service by such Transferred Employee with Sellers or any Affiliate of Sellers shall be deemed to have been service with the Buyer. In addition, Buyer shall ensure that each Transferred Employee receives credit under any welfare benefit plan of Buyer for any deductibles or co-payments paid by such Transferred Employee and his or her dependents for the current plan year under a plan maintained by Sellers or any Affiliate of Sellers. Buyer shall grant credit to each transferred Employee for all sick leave in accordance with the policies of Buyer applicable generally to its employees after giving effect to service for Seller as service for Buyer. To the extent taken into account in determining the Final Proration Amount, Buyer shall assume and discharge Sellers' Liabilities for the payment of all unused vacation leave accrued by Transferred Employees as of the Closing Date. To the extent any claim with respect to such accrued vacation leave is lodged against Sellers, with respect to any Transferred Employee, Buyer shall indemnify, defend and hold harmless Sellers from and against any and all losses, directly or indirectly, as a result of, or based upon or arising from the same.


                    8.4.5. Notwithstanding the provisions of Section 8.4.1, upon consummation of the Closing hereunder, Buyer shall: (a) recognize the unions and labor organizations which are parties to the collective bargaining agreements set forth in Schedule 3.15; and (b) employ all active employees of the Stations represented by any such union or labor organization (collectively, "Represented Employees"). Upon consummation of the Closing hereunder, Buyer shall further assume and be responsible for all Liabilities of Sellers arising on or after the Closing Date under the collective bargaining agreements listed in Schedule 3.15, including, without limitation, liabilities or obligations with respect to severance pay, accrued vacation and other similar liabilities or obligations. The obligations of Buyer set forth in this Section 8.4.5 shall not be effective if (a) the terms of the collective bargaining agreement set forth in Schedule
3.15 do not require Sellers to transfer or assign such agreements to Buyer,  and
(b) the  failure of either  Buyer or  Sellers  to comply  with the terms of this
Section 8.4.5 (i) shall not violate any applicable Laws, or (ii) impose or be likely to impose any Liabilities of any nature whatsoever on any Sellers.

                    8.4.6. As soon as practicable following the Closing Date, Buyer shall establish and maintain a defined contribution plan or plans (which may be a preexisting plan or plans (the "Buyer's Plan") intended to be qualified under Section 401(a) and 401(k) of the Code for the benefit of the Transferred Employees. Effective as of the Closing Date, Sellers shall cause appropriate amendments to be made to the Heritage Media Corporation Retirement Savings Plan (the "Sellers' Plan") to provide that the Transferred Employees shall be fully vested in their accounts under the Sellers' Plan (as well as under the Heritage Media Corporation Deferred Compensation Plan for Key Employees). As soon as practicable after the Closing Date, Buyer shall take all necessary action to qualify Buyer's Plan under the applicable provisions of the Code (including but not limited to Section
401), if it is not yet so qualified, and the Buyer and the Sellers shall make any and all filings and submissions to the appropriate governmental agencies required to be made by them in connection with the transfer of assets described hereafter. As soon as practicable following the earlier of the receipt of a favorable determination letter from the Internal Revenue Service regarding the qualified status of both the Sellers' Plan and the Buyer's Plan (each as amended to the date of transfer) or sooner, if Sellers and Buyer so agree, Sellers shall cause to be transferred to Buyer's Plan, in cash and in kind, all of the individual account balances of Transferred Employees under the Sellers' Plan, including any outstanding plan participant loan receivables allocated to such accounts.


                    8.4.7. Buyer acknowledges and agrees that Buyer's obligations pursuant to this Section 8.4 are in addition to, and not in limitation of, Buyer's obligation to assume the employment contracts set forth on Schedule 2.1.8.

                    8.4.8. Except as otherwise provided in this Section 8.4 or in any employment, severance or retention agreements of any Transferred Employees, all Transferred Employees shall be at-will employees, and Buyer may terminate their employment or change their terms of employment at will. No employee (or beneficiary of any employee) of Seller may sue to enforce the terms of this Agreement, including specifically this Section 8.4, and no employee or beneficiary shall be treated as a third party beneficiary of this Agreement. Except to the extent provided for herein, Buyer may cover the Transferred Employees under existing or new benefit plans, programs, and arrangements, and may amend or terminate any such plans, programs, or arrangements at any time.

                    8.4.9. (a) Within ten (10) business days after the date hereof, Buyer shall notify Sellers in writing of the current Station general managers that Buyer desires to have enter into retention agreements (each a "Retained General Manager"). Sellers shall use reasonable efforts to enter into a retention agreement in the form of Exhibit F hereto with each Retained General Manager. If within nine (9) months after the Closing Date for a Station, Buyer terminates the employment of a Retained General Manager for such Station, Sellers shall reimburse Buyer for any severance payments made by Buyer to such Retained General Manager pursuant to his or her retention agreement; provided, however, that such amount shall in no event exceed such Retained General Manager's annual salary in effect immediately prior to such Closing Date.

                    (b) The parties hereto acknowledge and agree that prior to Closing Date there will be only one (1) general manager in each DMA in which the Stations are located. If a vacant position for a general manager position shall occur prior to the Closing for any Station, Sellers shall consult with Buyer prior to hiring a new general manager to fill such position. For each such new general manager hired by Sellers, upon the written request of Buyer prior to the hiring of such general manager, Sellers shall enter into a retention agreement with any such general manager in the form attached hereto as Exhibit F and reimburse Buyer for any severance payments as provided for in Section 8.4.9(a).


                    (c) Buyer acknowledges and agrees that if the Sellers have reimbursed Buyer for any severance obligations for any employee, neither Buyer nor any Affiliate of Buyer shall hire, employ or contract with any such employee for a period of one year from the date Sellers have made the reimbursement payment.


         8.5.       Disclosure Schedules.

                    Sellers and Buyer acknowledge and agree that Sellers shall have the right from time to time after the date hereof to update or correct solely Schedules 2.1.5, 2.1.6, 2.1.8, 2.1.9, and 3.17 attached hereto solely to reflect actions by Sellers after the date hereof which are not prohibited by
Section 6.1 hereof. The inclusion of any fact or item on a Schedule referenced by a particular section in this Agreement shall, should the existence of the fact or item or its contents, be relevant to any other section, be deemed to be disclosed with respect to such other section whether or not an explicit cross-reference appears in the Schedules.


         8.6.       Bulk Sales Laws.

                    Buyer hereby waives compliance by Sellers, in connection with the transactions contemplated hereby, with the provisions of any applicable bulk transfer laws.


         8.7.       Tax Matters.

                    Sellers and Buyer each represent, warrant, covenant and agree with each other that for tax purposes the sale of Assets described herein is not effective until the Closing Date. Sellers and Buyer agree that all Tax returns and reports shall be filed consistent with the sale of assets taking place on the Closing Date.


         8.8.       Preservation of Books and Records.

                    For a period of three (3) years after the Closing Date for a Station, the Seller of such Station agrees not to dispose of, and agrees to provide Buyer reasonable access to, any material books or records in such Seller's possession immediately after the Closing Date that relate to the business or operation of such Station prior to the Closing Date.

                                   ARTICLE 9.
                             CONDITIONS PRECEDENT TO
                           BUYER'S OBLIGATION TO CLOSE

                    The obligations of Buyer to purchase the Assets and to proceed with the Closing of any Station are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing for such Station of each of the following conditions:


         9.1.       Representations and Covenants.

                    The representations and warranties of Sellers made in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except as modified by the Schedules updated after the date hereof in accordance with Section 8.5 and except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time)), and the covenants and agreements of Sellers required to be performed on or before the Closing Date in accordance with the terms of this Agreement shall have been performed in all respects, except to the extent that the failure of such representations and warranties to be true and correct and the failure to perform such covenants shall not have, when considered together, had a Material Adverse Effect.


         9.2.       Delivery of Documents.

                    Sellers  shall  have   delivered  to  Buyer  all  contracts,
agreements, instruments and documents required to be delivered by Sellers to Buyer with respect to such Station pursuant to Section 11.2.


         9.3.       FCC Order.

                    The FCC Order shall have been issued with respect to such Station.


         9.4.       Hart-Scott-Rodino.

                    All applicable waiting periods with respect to such Station under Hart-Scott-Rodino shall have expired or terminated.


         9.5.       Legal Proceedings.

                    No injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits the transactions contemplated by this Agreement.

                                   ARTICLE 10.
                             CONDITIONS PRECEDENT TO
                          SELLERS' OBLIGATION TO CLOSE

                    The obligations of Sellers to sell, transfer, convey and deliver the Assets and to proceed with the Closing of any Station are subject to the satisfaction (or waiver in writing by Sellers) at or prior to the Closing for such Station of each of the following conditions:


         10.1.      Consummation of the Merger.

                    The Merger under the Merger Agreement shall have been consummated in accordance with its terms.


         10.2.      Representations and Covenants.

                    The representations and warranties of Buyer made in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct in all material respects as of such date or time)), and the covenants and agreements of Buyer required to be performed on or before the Closing Date in accordance with the terms of this Agreement shall have been performed in all material respects.


         10.3.      Delivery by Buyer.

                    Buyer shall have delivered to Sellers the Purchase Price for such Station and all contracts, agreements, instruments and documents required to be delivered by Buyer to Sellers with respect to such Station pursuant to
Section 11.3.


         10.4.      FCC Order.

                    The FCC Order shall have been issued with respect to such Station.


         10.5.      Hart-Scott-Rodino.

                    All applicable waiting periods with respect to such Station under Hart-Scott-Rodino shall have expired or terminated.

         10.6.      Legal Proceedings.

                    No injunction, restraining order or decree of any nature of any court or Governmental Authority of competent jurisdiction shall be in effect that restrains or prohibits the transactions contemplated by this Agreement.


                                   ARTICLE 11.
                                     CLOSING


         11.1.      Closings.


                    11.1.1. The Closing hereunder shall be held for all of the Stations on a date specified by Sellers that is not later than ten (10) days after the date on which all of the FCC Orders for all Stations shall have been issued; provided, however, that if prior to the date specified by Sellers, Buyer shall have filed an FCC application to transfer a Station (a "Subject Station") to a third party, Buyer may elect to postpone the Closing for such Station (but not the other Stations), for a period of up to thirty (30) days after the date on which all such FCC Orders have been issued; provided, further, however, that the parties acknowledge and agree that there may be multiple Closings hereunder as follows:

                    (a) If FCC Orders are issued for all of the Class A Stations for which a prior Closing has not occurred, and it is not reasonably likely that the FCC Orders for all or any of the Class B Stations will be issued within five
(5) days thereafter, the Closing shall nonetheless be held for all such Class A Stations on a date specified by Sellers that is not earlier than thirty (30) days after the date on which the FCC Orders for all such Class A Stations are issued;

                    (b) If FCC Orders for all of the Stations within the same DMA are issued prior to the issuance of the FCC Orders for any other Stations, upon ten (10) days prior written notice to Sellers, Buyer may elect to proceed with the Closing for all such Stations within the same DMA provided that at least sixty (60) days have elapsed since the most recent Closing hereunder;

                    (c) There shall be a Closing hereunder on such date which is nine (9) months after the date of this Agreement for all Class A Stations for which an FCC Order has been issued and for which a Closing has not occurred prior to such date;

                    (d) There shall be a Closing hereunder on such date which is twelve (12) months after the date of this Agreement for all Stations for which an FCC Order has been issued and for which a Closing has not occurred prior to such date; and

                    (e) During the period beginning twelve (12) months after the date of this Agreement (unless the obligation of the Sellers to sell any Stations to the Buyer shall have terminated pursuant to Section 2.6 or Section 2.7), at any time when the FCC Orders shall be issued for any of the Stations within the same DMA, there shall be a Closing for such Stations on a date specified by Sellers that is not later than ten (10) days (or thirty (30) days in the case of a Subject Station) after the date on which the FCC Orders for such Stations have been issued (each such date on which a Closing shall occur pursuant to this Section 11.1.1 is referred to herein as the "Closing Date").


                    11.1.2 All Closings hereunder shall be held at 10:00 A.M. local time on the Closing Date(s) at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia, or at such other time and place as the parties may agree.

                    11.1.3. For purposes of this Agreement, if there shall be multiple Closings for the Stations, then the terms "Closing" and "Closing Date" shall only be deemed to refer to the Stations for which the sale by Sellers, and the purchase by Buyers, shall have occurred on such date. If a Closing Date hereunder shall fall on a date that is not a business day, then such Closing Date shall be the next business day.


         11.2.      Delivery by Sellers.

                    At or before the Closing, Sellers shall deliver to Buyer the following:

                    11.2.1.     Agreements and Instruments

                    The  following   bills  of  sale,   assignments   and  other
instruments  of  transfer,  dated as of the  Closing  Date and duly  executed by
Sellers:

                                (a)    the Bill of Sale;
                                (b)    the Assignment of FCC Licenses;
                                (c)    the Assignment of Contracts and Leases;
                                (d)    the Assumption Agreement;
                                (e) certificates of title with respect to the motor vehicles listed on Schedule 2.1.9 or if any such motor vehicles are leased by Sellers, an assignment of such lease; and
                                (f) special or limited warranty deeds for all Real Property owned by Sellers in the form appropriate to the jurisdictions in which such Real Property is located.

                    11.2.2.     Consents.

                    Copies of all consents Sellers have been able to obtain to effect the assignment to Buyer of the Station Contracts listed on Schedule 3.4.

                    11.2.3.     Certified Resolutions.

                    A copy of the approval of the boards of directors of each Seller, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement, and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby.

                    11.2.4.     Officers' Certificates.

                    (a) A certificate of Sellers certifying the matters set forth in Section 9.1; and

                    (b) A certificate of Sellers as to the incumbency of the representatives of Sellers executing this Agreement or any of the other Seller Documents on behalf of Sellers.

                    11.2.5.     Good Standing Certificates.

                    To the extent available from the applicable jurisdictions, certificates as to the formation and/or good standing of each Seller issued by the appropriate governmental authorities in the states of organization and each jurisdiction in which any Seller is qualified to do business, each such certificate (if available) to be dated a date not more than a reasonable number of days prior to the Closing Date.

                    11.2.6.     Opinion of Counsel.

                    An opinion of Hogan & Hartson L.L.P., substantially in the form of Exhibit G hereto.


         11.3.      Delivery by Buyer.

                    At or before a Closing for a Station, Buyer shall deliver to Sellers the following:

                    11.3.1.     Purchase Price Payment.

                    The Purchase Price (less any amounts previously paid by Buyer to Sellers on a Payment Date which are allocable to such Station) in the amount and manner set forth in Section 2.

                    11.3.2.     Agreements and Instruments.

                    The Assumption Agreement and other instruments of transfer, dated as of the Closing Date and duly executed by Buyer.

                    11.3.3.     Certified Resolutions.

                    Copies of the resolutions of the board of directors of Buyer, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby.

                    11.3.4.     Officers' Certificate.

                    (a) A certificate of Buyer signed by an officer of Buyer certifying the matters set forth in Section 10.2; and

                    (b) A certificate signed by the Secretary of Buyer as to the incumbency of the officers of Buyer executing this Agreement or any of the other Buyer Documents on behalf of Sellers.

                    11.3.5.     Opinion of Counsel.

                    An opinion of Thomas & Libowitz, P.A., in a form reasonably acceptable to Sellers.


                                   ARTICLE 12.
                            SURVIVAL; INDEMNIFICATION


         12.1.      Survival of Representations.

                    12.1.1. Unless otherwise set forth herein (including, without limitation, Sections 12.1.2 and 12.1.3), all representations and warranties, covenants and agreements of Sellers and Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Closing Date for a particular Station and shall remain in full force and effect to the following extent: (a) representations and warranties shall survive for a period of twelve (12) months after the Closing Date for such Station, (b) the covenants and agreements which by their terms survive the Closing for such Station shall continue in full force and effect until fully discharged (but not beyond the expiration of twelve (12) months after the Closing Date for such Station), and (c) any representation, warranty, covenant or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to the expiration of the survival period set forth in this Section 12.1.1, shall survive with respect to such claim or dispute until the final resolution thereof.


                    12.1.2. Notwithstanding Section 12.1.1, if the Class A 100% Payment shall have been received by Sellers and the Closing for the Class A Stations shall have occurred, all representations, warranties, covenants and agreements of Sellers with respect to the Class A Stations contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Class A 100% Payment Date and shall remain in full force and effect to the following extent: (a) representations and warranties with respect to the Class A Stations shall survive for a period of twelve (12) months after the Class A 100% Payment Date, (b) the covenants and agreements relating to the Class A Stations which by their terms survive the Class A 100% Payment Date, shall continue in full force and effect until fully discharged (but not beyond the expiration of twelve (12) months after the Closing Date), and (c) any representation, warranty, covenant or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to the expiration of the survival period set forth in this Section 12.1.2, shall survive with respect to such claim or dispute until the final resolution thereof.

                    12.1.3. Notwithstanding Section 12.1.1, if the Class B Payment shall have been received by Sellers and the Closing for the Class B Stations shall have occurred, all representations, warranties, covenants and agreements of Sellers with respect to the Class B Stations contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive the Class B Payment Date and shall remain in full force and effect to the following extent: (a) representations and warranties with respect to the Class B Stations shall survive for a period of twelve (12) months after the Class B Payment Date, (b) the covenants and agreements relating to the Class B Stations which by their terms survive the Class B Payment Date, shall continue in full force and effect until fully discharged (but not beyond the expiration of twelve (12) months after the Closing Date), and (c) any representation, warranty, covenant or agreement that is the subject of a claim which is asserted in a reasonably detailed writing prior to the expiration of the survival period set forth in this Section 12.1.3, shall survive with respect to such claim or dispute until the final resolution thereof.

                    12.1.4. No claim for indemnification may be made pursuant to this Article 12 after the survival period set forth in this Section 12.1.


         12.2.      Indemnification by Sellers.

                    Subject to the conditions and provisions of Section 12.4 and
Section 12.5, from and after the Closing Date, Sellers agree to indemnify, defend and hold harmless Buyer from and against and in any respect of, on a net after-tax basis, any and all Losses, asserted against, resulting to, imposed upon or incurred by Buyer, directly or indirectly, by reason of or resulting from: (a) any failure by Sellers to pay, perform or discharge any Liabilities not assumed by Buyer pursuant hereto; (b) the business or operations of the Stations during the period prior to the Closing Date (except to the extent Buyer has assumed the Liability for any such Losses pursuant hereto); provided, however, that (i) if the Class A 100% Payment shall have been received by Sellers and the Closing for the Class A Stations shall have occurred, Sellers' indemnification obligations under this clause (b) with respect to the Class A Stations shall be limited to the period prior to the Class A 100% Payment Date, and (ii) if the Class B Payment shall have been received by Sellers and the Closing for the Class B Stations shall have occurred, Sellers' indemnification obligations under this clause (b) with respect to the Class B Stations shall be limited to the period prior to the Class B Payment Date; (c) any misrepresentation or breach of the representations and warranties of Sellers contained in or made pursuant to this Agreement or any other Seller Document; (d) any breach by Sellers of any covenants of Sellers contained in or made pursuant to this Agreement or any other Seller Document; or (e) the failure of Sellers to comply with the provisions of any applicable bulk transfer law.



         12.3.      Indemnification by Buyer.

                    Subject to the conditions and provisions of Section 12.4 and
Section 12.5, from and after the Closing Date, Buyer hereby agrees to indemnify, defend and hold harmless each Seller from, against and with respect of, on a net after-tax basis, any and all Losses, asserted against, resulting to, imposed upon or incurred by any Seller, directly or indirectly, by reason of or resulting from: (a) any failure by Buyer to pay, perform or discharge any Liabilities assumed by Buyer pursuant hereto; (b) the business or operations of the Stations during the period from and after the Closing Date; (c) any misrepresentation or breach of the representations and warranties of Buyer contained in or made pursuant to this Agreement or any other Buyer Document; or
(d) any breach by Buyer of any covenants of Buyer contained in or made pursuant to this Agreement or any other Buyer Document. Notwithstanding the foregoing,
(i) if the Class A 100% Payment shall have been received by Sellers and the Closing for the Class A Stations shall have occurred, Buyer's indemnification obligations under this Section 12.3 with respect to the Class A Stations shall be from and after the Class A 100% Payment Date, and, for purposes of clause (b) of this Section 12.3, shall be for the period from and after the Class A 100% Payment Date; and (ii) if the Class B Payment shall have been received by Sellers and the Closing for the Class B Stations shall have occurred, Buyer's indemnification obligations under this Section 12.3 with respect to the Class B Stations shall be from and after the Class B Payment Date, and, for purposes of clause (b) of this Section 12.3, shall be for the period from and after the Class B Payment Date.

         12.4.      Limitations on Indemnification.


                    12.4.1.   Notwithstanding   any  other   provision  of  this
Agreement to the contrary, in no event shall Losses include a party's incidental, consequential or punitive damages, regardless of the theory of recovery. Each party hereto agrees to use reasonable efforts to mitigate any Losses which form the basis for any claim for indemnification hereunder.

                    12.4.2. Notwithstanding any other provision of this Agreement to the contrary, the Heritage Sellers (taken as a whole) shall not be liable to Buyer in respect of any indemnification hereunder except to the extent that (a) the aggregate amount of Losses of Buyer under this Agreement and under the New Orleans Agreement (taken as a whole) exceeds One Million Dollars ($1,000,000) (the "Basket Amount"), and then only to the extent of the excess over the amount of Five Hundred Thousand Dollars ($500,000), and (b) the aggregate amount of Losses of Buyer under this Agreement and under the New Orleans Agreement (taken as a whole) is less than Twelve Million Six Hundred Thousand Dollars ($12,600,000) (the "Indemnity Cap"); provided, however, the Basket Amount shall not be applicable to any amounts owed in connection with the determination of the Proration Amount pursuant to Section 2.8, or to Sellers' reimbursement obligations under Section 8.4.9.

                    12.4.3. Notwithstanding any other provision of this Agreement to the contrary, and except for remedies that Buyer may have for any Seller's fraud, which remedies shall not be limited, Buyer acknowledges and agrees that the maximum aggregate liability of the Heritage Sellers (taken as a whole) pursuant to this Agreement and the New Orleans Agreement (taken as a whole) to Buyer and any third parties for any and all Losses shall not exceed the Indemnity Cap, regardless of whether Buyer seeks indemnification pursuant to this Article 12, regardless of the form of action, whether in contract or tort, including negligence, and regardless of whether or not the Heritage Sellers are notified of the possibility of damages to Buyer or any other third party.

                    12.4.4. Each party (a "recipient party") shall notify the other party in writing (the "representing party") reasonably promptly of any perceived breach by the representing party of which the recipient party has knowledge of any representations, warranties, covenants and agreements, and of any Losses (including a brief description of the same) of the recipient party caused thereby. In the event of any breach that is cured prior to the Closing Date in accordance with the terms of this Agreement, the representing party shall have no obligation under Section 12.2 or Section 12.3 or otherwise to indemnify the recipient party with respect to such Losses.

         12.5.      Conditions of Indemnification.


                    The obligations and liabilities of Sellers and of Buyer hereunder with respect to their respective indemnities pursuant to this Section 12, resulting from any Losses, shall be subject to the following terms and conditions:

                    12.5.1. The party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Losses promptly after the Indemnified Party receives notice thereof; provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.

                    12.5.2. The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Losses at the Indemnifying Party's risk and expense.

                    12.5.3. In the event that the Indemnifying Party shall elect not to undertake such defense, or, within a reasonable time after notice from the Indemnified Party of any such Losses, shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Losses, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Losses at any time prior to settlement, compromise or final determination thereof). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

                    12.5.4. Anything in this Section 12.5 to the contrary notwithstanding, (a) if there is a reasonable possibility that Losses may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Losses, (b) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Losses or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Losses in form and substance satisfactory to the Indemnified Party, and (c) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying

Party and its counsel or other representatives concerning such Losses and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such Losses and (d) in the event that the Indemnifying Party undertakes defense of any Losses, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such Losses and furnish the Indemnified Party with all documents, instruments and information that the Indemnified party shall reasonably request in connection therewith.



         12.6.      Cure of Breach.

                    Notwithstanding any other provision of this Agreement to the contrary, a breach by Sellers of any representations and warranties or a failure to perform any covenant or agreement hereunder may be cured by Sellers prior to the Closing Date or a Payment Date (a) by reducing the Purchase Price in an amount equal to the Losses to Buyer caused by such breach, (b) by making payment to a third party or taking other action to discharge the Losses, (c) by placing an amount equal to the Losses in an escrow account under an escrow arrangement reasonably satisfactory to Sellers and Buyer, or (d) a combination of the foregoing. If the foregoing actions fully cure the breach, Sellers shall have no obligation under Section 12.2 or otherwise to indemnify Buyer with respect to the Losses caused by such breach; if such actions partially cure the breach, Sellers shall continue to have an obligation under Section 12.2 to indemnify Buyer with respect to the remaining portion of the Losses caused by such breach.


                                   ARTICLE 13.
                                   TERMINATION


         13.1.      Termination by the Parties.

                    This Agreement may be terminated at any time prior to the Closing by:

                    13.1.1.  the mutual consent of Sellers and Buyer;

                    13.1.2. Sellers in accordance with, and subject to, the terms and conditions of Section 14.1, and Buyer in accordance with, and subject to, the terms and conditions of Section 14.2;

                    13.1.3. either Buyer or Sellers in accordance with, and subject to the terms and conditions of Section 8.2; provided, that a termination pursuant to this Section 13.1.3 shall only terminate this Agreement with respect to the Station for which such termination applies under Section 8.2; and

                    13.1.4 Buyer (a) if the Merger shall not have been consummated on or prior to December 30, 1997, (b) if the Merger shall have been rejected by the HMC stockholders at the meeting held for the purpose of voting on the Merger or (c) any action has been taken by any Governmental Authority which will preclude the consummation of the Merger on or prior to December 30, 1997



         13.2.      Automatic Termination.

                    This Agreement shall automatically terminate without further action by the parties upon the termination of the Merger Agreement in accordance with its terms.


         13.3.      Effect of Termination.

                    13.3.1. In the event this Agreement is terminated as provided in Sections 13.1.1, 13.1.3, 13.1.4 and 13.2, Buyer shall receive the immediate return of the Deposit (except, in the case of a termination pursuant to Section 13.1.3, only that portion of the Deposit allocable to the Station with respect to which this Agreement is terminated and only to the extent that such portion of the Deposit may be released pursuant to Section 8.2); this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder; provided, however, that the obligations of Buyer and Sellers set forth in Sections 6.3 and 7.1 (which relate to confidentiality), and Section 15.3 (which relates to payment of certain expenses), shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).

                    13.3.2. In the event this Agreement is terminated as provided in Section 13.1.2, this Agreement shall be deemed null, void and of no further force or effect, and the parties hereto shall be released from all future obligations hereunder; provided, however, that the obligations of Buyer and Sellers set forth in Sections 6.3 and 7.1 (which relate to confidentiality),
Article 14 (which  relates to remedies  and return of the  Deposit)  and Section
15.3 (which relates to payment of certain expenses), shall survive such termination and the parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity or otherwise (including, without limitation, specific performance).

                                   ARTICLE 14.
                                    REMEDIES



         14.1.      Default by Buyer.

                    14.1.1. If Buyer shall default in the performance of its obligations under this Agreement in any material respect and such default is not cured within thirty (30) days after notice thereof, and provided that Sellers shall not then be in material default in the performance of Sellers' obligations hereunder, Sellers shall be entitled, by written notice to Buyer, to terminate this Agreement, and as Sellers' sole and exclusive remedy under this Agreement, to receive the Deposit (without set-off, deduction or counterclaim) as liquidated damages, and upon such payment Buyer shall be discharged from all further liability under this Agreement.

                    14.1.2. In addition to and notwithstanding the provisions of
Section 14.1.1, if Buyer shall default in the performance of any of its obligations in any respect in Sections 2.6 or Section 2.7 (it being understood that Buyer shall have no right to cure any default under such sections or any other payment default hereunder), Sellers shall, as Sellers' sole and exclusive remedies and as liquidated damages, be (a) entitled, by written notice to Buyer, to terminate Sellers' obligation to sell the Stations to Buyer and to immediately receive the Deposit (without set-off, deduction or counterclaim) as provided in Section 2.6 and Section 2.7 hereof, and (b) entitled to take all such other actions as are provided in Section 2.6 and Section 2.7 hereof (including, without limitation, conducting Makewell Sales). Sellers shall have the rights set forth in this Section 14.1.2 regardless of whether any Seller shall then be in breach of any representations, warranties, covenants or agreements herein.


         14.2.      Default by Sellers.

                    If Sellers shall default in the performance of Sellers' obligations under this Agreement, and such default is not cured within thirty
(30) days after notice thereof and such default has had or is reasonably likely to have a Material Adverse Effect, and provided that Buyer shall not then be in material default in the performance of Buyer's obligations hereunder, Buyer shall be entitled, by written notice to Sellers, to terminate this Agreement, to receive the immediate return of the Deposit, and upon consummation of the Merger, to pursue any other remedies Buyer has at law or in equity or otherwise. In furtherance of the foregoing, Buyer shall have no recourse against Sellers until the Merger shall have been consummated.

         14.3.      Liquidated Damages.

                    Sellers and Buyer have provided for the amount of the Deposit and any Makewell Payments to be liquidated damages as a remedy for Sellers after having considered carefully the anticipated and actual harms and losses that would be incurred if Buyer defaults and thus fails to perform its obligations to consummate the transactions contemplated hereunder, the difficulty of ascertaining at this time the actual amount of damages, special and general, that Sellers will suffer in such event, and the inconvenience or nonfeasibility of otherwise obtaining an adequate remedy in such event; provided, that the foregoing shall not be deemed to limit Buyer's obligation to make, and Seller's right to receive, the Class A Makewell Payment and the Class B Makewell Payment hereunder which, to the extent obligated pursuant hereto, shall, together with the Deposit, constitute Sellers' sole and exclusive remedies hereunder and as liquidated damages.


                                   ARTICLE 15.
                               GENERAL PROVISIONS


         15.1.      Additional Actions, Documents and Information.

                    Buyer agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Sellers in connection with the consummation of the purchase and sale contemplated by this Agreement. Sellers agree that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Buyer in connection with the consummation of the purchase and sale contemplated by this Agreement.


         15.2.      Brokers.

                    Sellers represent to Buyer that, except for the brokerage fees payable to Sellers' Broker (which fees are solely the responsibility of Sellers), Sellers have not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; Buyer represents to Sellers that Buyer has not engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Sellers agree to indemnify Buyer, and Buyer agrees to indemnify Sellers, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing without limitation and shall not be subject to the Basket Amount contained in Section 12.4.



         15.3.      Expenses and Taxes.

                    Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, Buyer and Sellers shall each pay one-half of (a) all sales (including, without limitation, bulk sales), use, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar Taxes and fees ("Transfer Taxes") applicable to, imposed upon or arising out of the sale by Seller and the purchase by Buyer of the Stations whether now in effect or hereinafter adopted and regardless of which party such Transfer Tax is imposed upon, (b) any FCC filing fees incurred in connection with the assignment of the FCC Licenses to Buyer, (c) any fees and expenses incurred in connection with any HSR Filings, and (d) the fees and expenses of Geraghty & Miller for the environmental site assessments performed on the Real Property as disclosed on
Schedule 3.16.


         15.4.      Notices.

                    All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

                           If to Buyer:

                                    Sinclair Broadcast Group, Inc.
                                    2000 W. 41st Street
                                    Baltimore, Maryland  21211
                                    Attn:   David D. Smith, President
                                    Fax:    (410) 467-5043
                           with a copy (which shall not constitute notice) to:

                                    Thomas & Libowitz, P.A.
                                    100 Light Street, Suite 1100
                                    Baltimore, Maryland  21202
                                    Attn:   Steven A. Thomas, Esq.
                                    Fax:    (410) 752-2046

                           If to Sellers:

                                    Heritage Media Corporation
                                    13355 Noel Road
                                    Suite 1500
                                    Dallas, Texas  75240
                                    Attn:   David N. Walthall
                                    Fax:    (972) 702-7382

                           with a copy (which shall not constitute notice) to:

                                    Crouch & Hallett, L.L.P.
                                    717 North Harwood
                                    14th Floor
                                    Dallas, Texas  75201
                                    Attn:   Bruce H. Hallett, Esq.
                                    Fax:    (214) 453-3154
                           and to:

                                    The News Corporation Limited
                                    c/o News America Publishing Incorporated
                                    1211 Avenue of the Americas
                                    New York, New York  10036
                                    Attn:   Arthur M. Siskind, Esq.
                                    Fax:    (212) 768-2029
                           with a copy (which shall not constitute notice) to:

                                    Hogan & Hartson L.L.P.
                                    555 Thirteenth Street, N.W.
                                    Washington, D.C.  20004
                                    Attn:   William S. Reyner, Jr., Esq.
                                    Fax:    (202) 637-5910

or such other address as the addressee may indicate by written notice to the other parties.

                    Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.


         15.5.      Waiver.

                    No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.


         15.6.      Benefit and Assignment.

                    15.6.1. No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect; provided, however, that the parties hereto acknowledge and agree that none of the transactions contemplated under the Transfer Agreement or the Trust Agreement shall constitute an assignment, in whole or in part, of any of the terms of this Agreement; provided further, however, Buyer shall be entitled, without the consent of Sellers, to assign its rights and interests hereunder (in whole or in part as to any Station) to any direct or indirect wholly-owned subsidiary; provided, however, that Buyer gives Sellers written notice thereof and such assignee shall be responsible for all representations, covenants and agreements of Buyer hereunder as if such assignee was a party hereto, and that any such assignment shall not relieve Buyer of any of its Liabilities hereunder.


                    15.6.2. Sellers acknowledge and agree that at the Closing for any Station, Buyer may require that Sellers transfer the Assets and Liabilities of such Station to a third party designated in writing by Buyer (a "Designee") at least ten (10) days prior to such Closing; provided, however, that (a) such Designee shall on or prior to the Closing Date assume all Assumed Liabilities with respect to the particular Station so transferred; (b) an FCC Order shall have been issued on or prior to the Closing Date authorizing such transfer; (c) the transfer to such Designee would not violate any Laws, (d) the transfer to such Designee would not delay in any respect the date for the Closing as required by the terms of this Agreement; (e) such transfer to a Designee shall not relieve Buyer from any of its obligations hereunder; (f) there shall be no assignment or transfer (actual or implied) of this Agreement to the Designee; (g) Sellers shall have no Liabilities to any such Designee under this Agreement, any Seller Document or otherwise; and (h) such Designee shall deliver to the Sellers a written certificate, pursuant to which the Designee acknowledges and agrees for the benefit of Sellers to the terms and conditions of the designation as described herein. The parties shall cooperate in all reasonable respects in making any modifications to the closing documents and deliveries that may be necessary or appropriate in connection with the transfer of Assets and Liabilities of any Station to any Designee pursuant to this Section 15.6.2.

                    15.6.3. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.


         15.7.      Entire Agreement; Amendment.

                    This Agreement, including the Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by each of the parties hereto and News Corp.

         15.8.      Severability.


                    If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.


         15.9.      Headings.

                    The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.


         15.10.     Governing Law.

                    This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, excluding the choice of law rules thereof.


         15.11.     Signature in Counterparts.

                    This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

                    IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement, or has caused this Asset Purchase Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

                                  WEAR-TV, LTD.



                                 By:    /s/ David N. Walthall
                                        -------------------------------------
                                 Name:  David N. Walthall
                                 Title: President and Chief Executive Officer


                                 ROLLINS TELECASTING, INC.



                                 By::    /s/ David N. Walthall
                                        -------------------------------------
                                 Name:  David N. Walthall
                                 Title: President and Chief Executive Officer


                                  WNNE-TV, INC.



                                 By::    /s/ David N. Walthall
                                        -------------------------------------
                                 Name:  David N. Walthall
                                 Title: President and Chief Executive Officer


                                 KOKH, INC.



                                 By::    /s/ David N. Walthall
                                         -------------------------------------
                                 Name:   David N. Walthall
                                 Title:  President and Chief Executive Officer


                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

                                 WCHS, LTD.



                                 By::    /s/ David N. Walthall
                                         -------------------------------------
                                 Name:   David N. Walthall
                                 Title:  President and Chief Executive Officer


                                 WVAE-FM, INC.



                                 By::    /s/ David N. Walthall
                                         -------------------------------------
                                 Name:   David N. Walthall
                                 Title:  President and Chief Executive Officer


                                 KCFX-FM, INC.



                                 By::    /s/ David N. Walthall
                                         -------------------------------------
                                 Name:   David N. Walthall
                                 Title:  President and Chief Executive Officer



                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

                                 HERITAGE-WISCONSIN BROADCASTING CORP.



                                 By::    /s/ David N. Walthall
                                         -------------------------------------
                                 Name:   David N. Walthall
                                 Title:  President and Chief Executive Officer



                                 KKSN, INC.



                                 By::    /s/ David N. Walthall
                                         -------------------------------------
                                 Name:   David N. Walthall
                                 Title:  President and Chief Executive Officer



                                 WBBF, INC.



                                 By::    /s/ David N. Walthall
                                         -------------------------------------
                                 Name:   David N. Walthall
                                 Title:  President and Chief Executive Officer


                                 WIL MUSIC, INC.



                                 By::    /s/ David N. Walthall
                                         -------------------------------------
                                 Name:   David N. Walthall
                                 Title:  President and Chief Executive Officer


                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

                                 KIHT-FM, INC.



                                 By::    /s/ David N. Walthall
                                         -------------------------------------
                                 Name: David N. Walthall
                                 Title:   President and Chief Executive Officer


                                 SINCLAIR BROADCAST GROUP, INC.



                                 By:     /s/ David Smith
                                         -------------------------------------
                                 Name:   David Smith
                                 Title:  President

                                    ANNEX I-3

                                     ANNEX I
                                   DEFINITIONS


                    "Account Sale" shall have the meaning set forth in Section 2.6.4.

                    "Accounting  Firm"  shall  have  the  meaning  set  forth in
Section 2.8.3.

                    "Accounts Receivable" means all cash accounts receivable with respect to the Stations as of the end of the broadcast day immediately preceding the Closing Date; provided, however, that (i) if Sellers shall have received a Class A 100% Payment, the Accounts Receivable for the Class A Stations for which a Closing has not occurred shall mean all cash accounts receivable with respect to such Class A Stations as of the end of the broadcast day immediately preceding the Class A Payment Date, and (ii) if Sellers shall have received a Class B Payment, the Accounts Receivable for the Class B Stations for which a Closing has not occurred shall mean all cash accounts receivable with respect to the Class B Stations as of the end of the broadcast day immediately preceding the Class B Payment Date.

                    "Additional  Agreements" shall have the meaning set forth in
Section 6.1.6.

                    "Affiliate" shall mean, with respect to any Person, any other Person that, (a) directly or indirectly is in control of, is controlled by, or is under common control with, the first Person, (b) is an officer, director, trustee, partner (general or limited), employee or holder of five percent (5%) or more of any class of any voting or non-voting securities or other equity in the first Person, (c) is an officer, director, trustee, partner (general or limited), employee or holder of five percent (5%) or more of any class of the voting or non-voting securities or other equity in any Person which directly or indirectly is in control of, is controlled by, or is under common control with, the first Person, and (d) any Family of any individual included in
(a), (b) or (c). For purposes of this definition, "control" (including with correlative meanings "controlled by" and "under common control with") shall mean possession, directly or indirectly, of either (X) five percent (5%) or more of the voting power of the securities having ordinary voting power for the election of directors of the first Person, or (Y) the power to direct or cause the direction of the management or policies of the first Person (whether through ownership of securities, partnership interests or any other ownership or debt interests, by contract or otherwise).

                    "Antitrust Laws" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

                    "Applicant"  shall  have the  meaning  set forth in  Section
4.5.2.

                    "Appraisal Firm" shall have the meaning set forth in Section 2.9.3.

                    "Appraisal  Report"  shall  have the  meaning  set  forth in
Section 2.9.3.

                    "Assets" shall have the meaning set forth in Section 2.1.

                    "Assignment of Contracts and Leases" means that certain Assignment of Contracts and Leases, dated as of the Closing Date and executed by Sellers, substantially in the form attached hereto as Exhibit D.

                    "Assignment of FCC Licenses" means that certain Assignment of FCC Licenses, dated as of the Closing Date and executed by Sellers, substantially in the form attached hereto as Exhibit C.

                    "Assumed  Liabilities"  shall have the  meaning set forth in
Section 2.10.3.

                    "Assumption   Agreement"   means  that  certain   Assumption
Agreement,   dated  the  Closing   Date  and  executed  by  Buyer  and  Sellers,
substantially in the form attached hereto as Exhibit E.

                    "Balance Sheet" shall have the meaning set forth in Section 3.5.1.

                    "Base  Purchase  Price"  shall have the meaning set forth in
Section 2.4.

                    "Basket Amount" shall have the meaning set forth in Section 12.4.2.

                    "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors, other than any obligation, arrangement, custom or practice that is a Plan, including, without limitation, employment agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, perquisite, company cars, any plans subject to Code Section 125, and any plans providing benefits or payments in the event of a change of control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

                    "Benefit Plans" shall have the meaning set forth in Section 3.14.1.

                    "Bill  of  Sale"  means  that   certain  Bill  of  Sale  and
Assignment of Assets, dated as of the Closing Date and executed by Sellers, substantially in the form attached hereto as Exhibit B.

                    "Buyer Documents" shall mean, collectively, this Agreement, the Deposit Escrow Agreement and the Assumption Agreement.

                    "Buyer's Plan" shall have the meaning set forth in Section 8.4.6.

                    "Class A 80%  Payment"  shall have the  meaning set forth in
Section 2.6.1.

                    "Class A 80% Payment Date" shall have the meaning set forth in Section 2.6.1.

                    "Class A 100%  Payment"  shall have the meaning set forth in
Section 2.6.2.

                    "Class A 100% Payment Date" shall have the meaning set forth in Section 2.6.2.

                    "Class A  Deposit"  shall  have  the  meaning  set  forth in
Section 2.6.2(a).

                    "Class A Interim Period" shall have the meaning set forth in
Section 2.6.3.

                    "Class A Makewell Closing" shall have the meaning set forth in Section 2.6.5.

                    "Class A Makewell Payment" shall have the meaning set forth in Section 2.6.5.

                    "Class A  Payment"  shall  have  the  meaning  set  forth in
Section 2.6.2.

                    "Class A Payment  Date"  shall have the meaning set forth in
Section 2.6.2.

                    "Class A Stations" shall mean WEAR, WFGX, WPTZ, WFFF, WNNE, KOKH, WCHS, the Portland Stations and the Rochester Stations.

                    "Class A Stations' Cash Flow" shall have the meaning set forth in Section 2.6.3.

                    "Class B  Deposit"  shall  have  the  meaning  set  forth in
Section 2.7.3.

                    "Class B Interim Period" shall have the meaning set forth in
Section 2.7.4.

                    "Class B Makewell Closing" shall have the meaning set forth in Section 2.7.2.

                    "Class B Makewell Payment" shall have the meaning set forth in Section 2.7.2.

                    "Class B  Payment"  shall  have  the  meaning  set  forth in
Section 2.7.1.

                    "Class B Payment  Date"  shall have the meaning set forth in
Section 2.7.3.

                    "Class B Stations" shall mean the Norfolk Stations, the Kansas City Stations, KQRC, the Milwaukee Stations, the St. Louis Stations and KIHT.

                    "Class B Stations' Cash Flow" shall have the meaning set forth in Section 2.7.4.

                    "Closing" means a closing of the purchase, assignment and sale of Assets contemplated hereunder.

                    "Closing Date" shall have the meaning set forth in Section 11.1.1.

                    "Code" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                    "Communications Act" means the Communications Act of 1934, as amended.

                    "Cost of Carry" shall be equal to the sum of all expenses incurred, or liabilities reasonably assumed or discharged, by Sellers or any of their Affiliates, in connection with the business or operation of any Station, including any Taxes, professional fees and expenses, payments to employees, agents, customers, vendors of any Station and capital expenditures in the Ordinary Course of Business in respect of any Station during any Interim Period. For purposes of computing any Taxes relevant to the determination of Cost of Carry, Sellers and their Affiliates shall each be assumed to be a corporation that is fully taxable on all of its income or gains at the highest applicable marginal rates for the Taxes at issue.

                    "Current Balance Sheet Date" shall have the meaning set forth in Section 3.5.2.

                    "Default   Amount"  shall  mean,  as  of  the  date  of  any
determination the amount equal to (a) the Deposit less (b) ten percent (10%) of the portion of the Purchase Price which has been received by Sellers.

                    "Deferred  Contract"  shall  have the  meaning  set forth in
Section 6.2.10.

                    "Delayed  80%  Station"  shall have the meaning set forth in
Section 2.6.1.

                    "Delayed 100%  Station"  shall have the meaning set forth in
Section 2.6.2(b).

                    "Deposit" shall have the meaning set forth in Section 2.3.

                    "Deposit Escrow Agent" means Citibank, N.A.

                    "Deposit Escrow Agreement" means that certain Escrow Agreement dated as of the date hereof by and among Buyer, Heritage Sellers, News America Publishing Incorporated. and the Deposit Escrow Agent, in the form of Exhibit A attached hereto.

                    "Deposit Release Date" shall mean the earlier to occur of the following: (a) the date that Sellers have received the entire Class A 100% Payment (less any amount of the Deposit allocable to any Station with respect to which this Agreement has been terminated pursuant to Section 8.2 or Section 2.6.2), and (b) the date on which the Closings for all of the Class A Stations (other than those Stations with respect to which this Agreement has been terminated pursuant to Section 8.2 or Section 2.6.2) shall have occurred.

                    "Designated  Properties" shall have the meaning set forth in
Section 6.2.10.

                    "Designee"  shall  have the  meaning  set  forth in  Section
15.6.2.

                    "Disposition Expenses" shall mean all costs, fees, expenses and other amounts incurred or payable, directly or indirectly, by Sellers, the Trustee and/or News Corp. (or any Affiliate of Sellers or News Corp.), in connection with the disposition of any Stations pursuant to an Account Sale or a Makewell Sale, including, without limitation, (i) all reasonable legal, accounting, brokerage and other professional fees, costs and expenses incurred for the benefit of any such Person, (ii) all Taxes payable by any such Person or any such Station, including, without limitation, sales and transfer taxes applicable to, imposed upon or arising out of such Account Sale or Makewell Sale, as the case may be, or (iii) all filing, registration and other similar fees and expenses paid by or on behalf of any such

Person, including, without limitation, any such fees and expenses paid pursuant to Hart-Scott-Rodino and the Communications Act or the rules, regulations, policies of the FTC and the FCC. For purposes of computing any Taxes relevant to the determination of Disposition Expenses, Sellers, the Trustee and/or News Corp. (or any Affiliate of Sellers or News Corp.) shall each be assumed to be a corporation that is fully taxable on all of its income or gains at the highest applicable marginal rates for the Taxes at issue.


                    "DMA" means the designated market area for a particular television or radio station as determined by the A.C. Nielsen Co.

                  "Encumbrances" mean any mortgages,  pledges,  liens,  security
interests,   defects   in   title,   easements,   rights-of-way,   encumbrances,
restrictions and any other matters affecting title.

                  "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA") as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. ss. 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C. ss. 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1802 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. ss. 9601 et seq.; the Clean Water Act ("CWA"), 33 U.S.C. ss. 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. ss. 7401 et seq.; or any other applicable federal, state, or local laws relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal, or the protection of the environment from Hazardous Materials

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                  "ERISA Affiliate" means any person that, together with any Seller, would be or was prior to March 17, 1997 treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

                    "Excluded  Assets"  shall  have  the  meaning  set  forth in
Section 2.2.

                  "Family" shall mean of an individual includes (a) the individual, (b) the individual's spouse and former spouses and any other natural person who resides with such individual, (c) any other natural person who is related to the individual or any person described in the preceding clause (b) within the second degree.

                  "FCC" means the Federal Communications Commission.

                    "FCC  Applications"  shall  have the  meaning  set  forth in
Section 5.1.

                    "FCC Licenses" shall have the meaning set forth in Section 2.1.1.

                  "FCC Order" means an order or orders of the FCC, or of the Chief, Mass Media Bureau of the FCC, acting under delegated authority, consenting to the assignment to Buyer of the FCC Licenses for the Stations.

                    "Final Proration Amount" shall have the meaning set forth in
Section 2.8.3.

                    "FTC" means the Federal Trade Commission.

                    "Governmental Authority" means any agency, board, bureau, court, commission, department, instrumentality or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

                    "Hart-Scott-Rodino" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

                    "HSR  Filing"  shall have the  meaning  set forth in Section
5.2.

                    "Hazardous Materials" means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including without limitation, substances defined as "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

                    "Heritage Sellers" means the Sellers and the New Orleans Seller.

                    "Heritage Stations" means the Stations and the New Orleans Stations.

                    "Indemnified Party" and "Indemnifying Party" shall have the respective meanings set forth in Section 12.5.1.

                    "Indemnity Cap" shall have the meaning set forth in Section 12.4.2.

                    "Intellectual  Property" shall have the meaning set forth in
Section 2.1.4.

                    "Laws" means any federal, state or local law, statute, code, ordinance, regulation, order, writ, injunction, judgment or decree applicable to the specified Person and to the businesses and assets thereof.

                    "Leased  Property"  shall  have  the  meaning  set  forth in
Section 2.1.2(b).

                    "Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

                    "Losses" means any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements.

                    "Makewell Sale" shall have the meaning set forth in Section 2.6.5.

                    "Material Adverse Effect" means a material adverse effect on the business, assets or financial condition of the Heritage Stations taken as a whole, except for any such material adverse effect resulting from (a) general economic conditions applicable to the television or radio broadcast industry,
(b) general  conditions in the markets in which the Heritage  Stations  operate,
(c) circumstances that are not likely to recur and either have been substantially remedied or can be substantially remedied without substantial cost or delay, or (d) the refusal by Buyer to consent to any new Program Contract.

                    "Merger" shall have the meaning set forth in the Recitals.

                    "Merger Agreement" shall have the meaning set forth in the Recitals.

                    "Multiemployer Plan" means any Plan described in Section 3(37) of ERISA.

                    "New Orleans Agreement" means that certain Asset Purchase Agreement dated as of the date hereof by and between the New Orleans Seller and the Buyer pursuant to which the New Orleans Seller has agreed to sell, and the Buyer has agreed to purchase the New Orleans Stations.

                    "New Orleans Seller" means Heritage Broadcasting Group, Inc., a Delaware corporation.

                    "New Orleans  Stations" means the radio  broadcast  stations
WBYU(AM),  New  Orleans,  Louisiana,   WEZB(FM),  New  Orleans,  Louisiana,  and
WRNO(FM), New Orleans, Louisiana.

                    "Operating  Contracts"  shall have the  meaning set forth in
Section 2.1.8.

                    "Ordinary Course of Business" means, with respect to each Seller, the ordinary course of business consistent with past practices of such Seller both with respect to type and amount; any actions taken pursuant to the requirements of law or contracts existing on the date hereof shall be deemed to be action in the Ordinary Course of Business.

                    "Payment" shall mean either a Class A Payment or a Class B Payment.

                    "Payment Date" shall have the meaning set forth in Section 2.7.3.

                    "Permitted Encumbrances" means (a) Encumbrances of a landlord, or other statutory lien not yet due and payable, or a landlord's liens arising in the Ordinary Course of Business, (b) Encumbrances arising in connection with equipment or maintenance financing or leasing under the terms of the Station Contracts set forth on the Schedules which have been made available to Buyer, (c) Encumbrances arising pursuant to the terms of leases on Real Property or Leased Property as set forth on Schedule 2.1.1 and Schedule 2.1.8 which are subject to any lease or sublease to a third party, (d) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on Seller's books in accordance with generally accepted accounting principles, (e) Encumbrances that do not materially detract from the value of any of the Assets or materially interfere with the use thereof as currently used, or (f) those Encumbrances on Schedule 3.8.

                    "Person"   shall   mean   any    individual,    corporation,
partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

                    "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by any Seller or any ERISA Affiliate of a Seller; (b) to which Seller contributed or was obligated to contribute or to fund or provide benefits or had any liability (whether actual or contingent) with respect to any of its assets or otherwise; or (c) which provides or promises benefits to any person who performs or who has performed services for Sellers and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.


                    "Program  Contracts"  shall  have the  meaning  set forth in
Section 2.1.5.

                    "Proration  Amount"  shall  have the  meaning  set  forth in
Section 2.8.1.

                    "Proration Items" shall mean any power and utility charges, business and license fees (including retroactive adjustments thereof), sales and service charges, commissions, special assessments, and rental payments and personal and real estate Taxes and assessments with respect to the Real Property, taxes (except for Taxes arising from the transfer of the Assets hereunder), deposits, Trade-out Agreements, accrued vacation, unused sick leave and other similar prepaid and deferred items and any other operating expenses incurred in the Ordinary Course of Business (except with respect to Program Contracts, only those payments due and payable during the month in which the Closing occurs shall be prorated). The parties acknowledge and agree that there shall be excluded from Proration Items the following: (a) severance pay relating to any employee of any Seller who shall have been terminated prior to the Closing Date, and (b) any Liabilities not being assumed by Buyer in accordance with Section 2.10.

                    "Purchase Price" shall have the meaning set forth in Section 2.4.

                    "Qualified Plan" means a Plan that satisfies, or is intended by any Seller to satisfy, the requirements for tax qualification described in
Section 401 of the Code including, without limitation, any Plan that was terminated on or after July 1, 1989, as to which any Seller may have any actual or contingent liability.

                    "Radio Group" shall mean the Radio Stations in the same DMA.

                    "Radio Stations" shall mean the Norfolk Stations, the Kansas City Stations, the Milwaukee Stations, the Portland Stations, the Rochester Stations, the St. Louis Stations and KIHT.

                    "Real Property" shall have the meaning set forth in Section 2.1.2(a).

                    "Represented  Employees" shall have the meaning set forth in
Section 8.4.5.

                    "Restricted  Contracts"  shall have the meaning set forth in
Section 6.2.10.

                    "Retained General Manager" shall have the meaning set forth in Section 8.4.9.

                    "Schedules" shall mean the disclosure schedules delivered by Seller to Buyer in connection herewith.

                    "Seller Documents" shall mean, collectively, this Agreement, the Deposit Escrow Agreement, the Assignment of Contracts and Leases, the Bill of Sale, the Assignment of FCC Licenses, and the Assumption Agreement.

                    "Seller Tax Returns" means all federal, state, local, foreign and other applicable Tax returns, declarations of estimated Tax reports required to be filed by any of Seller (without regard to extensions of time permitted by law or otherwise).

                    "Sellers' Broker" means Allen & Company Incorporated and RP Companies, Inc.

                    "Sellers' Plan" shall have the meaning set forth in Section 8.4.6.

                    "Station  Contracts"  shall  have the  meaning  set forth in
Section 2.1.8.

                    "Stations" shall mean, collectively, the Class A Stations and the Class B Stations.

                    "Subject Party" shall mean any Seller, the Trustee, News Corp., any Affiliate of News Corp., HMI Broadcasting Corporation, Heritage Media or the Merger Sub.

                    "Subject  Station"  shall  have  the  meaning  set  forth in
Section 11.1.1.

                    "Taxes" means all federal, state and local taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities.

                    "TBA" means any time brokerage  agreement,  local  marketing
arrangement,   joint  sales  agreement,   joint  operating  agreement,   limited
management agreement or other similar agreement or contract.

                    "Television Stations" shall mean WEAR, WFGX, WPTZ, WFFF, WNNE, KOKH, and WCHS.

                    "Time Sales  Agreements" shall have the meaning set forth in
Section 2.1.7.

                    "Trade-out  Agreements"  shall have the meaning set forth in
Section 2.1.6.

                    "Transfer Taxes" shall have the meaning set forth in Section 15.3.

                    "Transferred  Employees" shall have the meaning set forth in
Section 8.4.1.

                    "Welfare Plan" means an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA.

                                    SCHEDULES

Schedule 2.1.1                        FCC Licenses
Schedule 2.1.2                        Real Property Interests
Schedule 2.1.3                        Tangible Personal Property
Schedule 2.1.5                        Program Contracts
Schedule 2.1.6                        Trade-out Agreements
Schedule 2.1.8                        Other Operating Contracts
Schedule 2.1.9                        Vehicles
Schedule 2.2.12                       Excluded Assets
Schedule 3.4                          Consents
Schedule 3.6                          Absence of Certain Changes or Events
Schedule 3.7                          Litigation
Schedule 3.8                          Encumbrances on Assets
Schedule 3.9                          FCC Matters
Schedule 3.14                         Employee Benefit Plans
Schedule 3.15                         Employee Matters
Schedule 3.16                         Environmental Matters
Schedule 3.17                         Insurance
Schedule 4.5.1                        Buyer Stations

                                    EXHIBITS



EXHIBIT A                          Form of Deposit Escrow Agreement

EXHIBIT B                          Form of Bill of Sale and Assignment of Assets

EXHIBIT C                          Form of Assignment of FCC Licenses

EXHIBIT D                          Form of Assignment of Contracts and Leases

EXHIBIT E                          Form of Assumption Agreement

EXHIBIT F                          Form of Retention Agreement

EXHIBIT G                          Form of Opinion of Hogan & Hartson L.L.P.